UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

XPO LOGISTICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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XPO LOGISTICS, INC.

Five American Lane

Greenwich, Connecticut 06831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 17, 2018

To the stockholders of XPO Logistics, Inc.:

Notice is hereby given that the annual meeting of stockholders of XPO Logistics, Inc. will be held on Thursday, May 17, 2018 at 10:00 a.m. Eastern Daylight Time at Doral Arrowwood, 975 Anderson Hill Road, Rye Brook, NY 10573 for the following purposes as more fully described in the proxy statement:

∎	To elect seven (7) members of our Board of Directors for a term to expire at the 2019 annual meeting of stockholders or until their successors are duly elected and qualified;

∎	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018;

∎	To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement;

∎	To consider an advisory vote on the frequency of future advisory votes to approve executive compensation;

∎	To consider and act upon a stockholder proposal regarding an annual sustainability report, if properly presented at the annual meeting;

∎	To consider and act upon a stockholder proposal regarding the company’s executive compensation clawback policy, if properly presented at the annual meeting; and

∎	To consider and transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Only stockholders of record of our common stock, par value $0.001 per share, and our Series A Convertible Perpetual Preferred Stock, par value $0.001 per share, as of the close of business on April 6, 2018 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.

Please note that if you plan to attend the annual meeting in person, you will need to register in advance and receive an admission ticket in order to be admitted. Please follow the instructions on pages 4-8 of the proxy statement.

Your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented. We ask that you vote your shares as soon as possible.

By Order of the Board of Directors,

Bradley S. Jacobs

Chairman and Chief Executive Officer

Greenwich, Connecticut

April 18, 2018

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on May 17, 2018:

This Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2017

are available at www.edocumentview.com/XPO.

©2018 XPO Logistics, Inc.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on May 17, 2018 :

This Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2017

are available at www.edocumentview.com/XPO.

©2018 XPO Logistics, Inc.

PROXY STATEMENT SUMMARY

This proxy statement sets forth information relating to the solicitation of proxies by the Board of Directors (“Board of Directors” or “Board”) of XPO Logistics, Inc. in connection with our company’s 2018 annual meeting of stockholders. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2018 Annual Meeting of Stockholders

Date and Time: May 17, 2018 at 10:00 a.m. Eastern Daylight Time

Place: Doral Arrowwood, 975 Anderson Hill Road, Rye Brook, NY 10573

Record Date: You can vote if you were a stockholder of record of our company as of the close of business on April 6, 2018 (the “Record Date”).

Admission: You will need an admission ticket to enter the annual meeting. You may request an admission ticket by providing the name under which you hold shares of record or, if your shares are held in the name of a bank, broker or other holder of record, the evidence of your beneficial ownership of the shares, the number of admission tickets you are requesting and your contact information. No cameras, mobile phones or other electronic or recording devices will be allowed to be used in the meeting room.

You can submit your request by sending an e-mail to stockholdermeetings@xpo.com OR by calling us toll-free at (855) 976-6951.

This proxy statement and form of proxy are first being mailed on or about April 18, 2018, to our stockholders of record as of the close of business on April 6, 2018.

Voting Matters and Board Recommendations

The Board is not aware of any matter that will be presented for a vote at the 2018 annual meeting of stockholders other than those shown below.

	Board Vote Recommendation	Page Reference (for more detail)

PROPOSAL 1: Election of Directors

To elect seven (7) members of our Board of Directors for a term to expire at the 2019 annual meeting of stockholders or until their successors are duly elected and qualified

	FOR each Director Nominee	9-19, 50
PROPOSAL 2: Ratification of Appointment of Independent Public Accounting Firm To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018	FOR	48-49, 51

PROPOSAL 3: Advisory Vote to Approve Executive Compensation

To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement

	FOR	23-45, 52
PROPOSAL 4: Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation To consider an advisory vote on the frequency of future advisory votes to approve executive compensation	ONE YEAR	53
PROPOSAL 5: Stockholder Proposal Regarding an Annual Sustainability Report To issue an annual sustainability report regarding environmental, social and governance-related issues affecting the company	AGAINST	54-55

PROPOSAL 6: Stockholder Proposal Regarding the Company’s Executive Compensation Clawback Policy

To adopt an amendment to the clawback policy to allow the company to recoup compensation under certain conditions

	AGAINST	56-57

1	©2018 XPO Logistics, Inc.

PROXY STATEMENT SUMMARY

How to Cast Your Vote

If you are a registered stockholder (i.e., you hold your shares in your own name), you can vote by proxy in three convenient ways:

∎	By telephone: Call toll-free 1-800-652-VOTE (8683) and follow the instructions.

∎	By internet: Go to www.envisionreports.com/XPO and follow the instructions.

∎	By mail: Complete, sign, date and return your proxy card in the provided envelope.

Telephone and internet voting facilities for stockholders of record will be available 24 hours a day and will close at 1:00 a.m. Eastern Daylight Time on May 17, 2018.

If you are the beneficial owner of shares, please follow the voting instructions provided by your broker, trustee or other nominee.

Board of Directors Nominees

The following table provides summary information about each director nominee. Each director is elected annually by a majority of the votes cast. The average age of our director nominees is 60 years and the average tenure is 5.1 years.

					Committee Memberships
Name	Age	Director Since	Occupation	Independent	AC	CC	NCGC	AcqC

Bradley S. Jacobs	61	2011	Chairman and Chief Executive Officer, XPO Logistics, Inc.

Gena L. Ashe	56	2016	Former Senior Vice President, Chief Legal Officer and Corporate Secretary, Adtalem Global Education Inc.	Y			C

AnnaMaria DeSalva	49	2017	Former Global Chief Communications Officer, E.I. du Pont de Nemours & Co. (DuPont)	Y

Michael G. Jesselson	66	2011	Lead Independent Director, XPO Logistics, Inc. President and Chief Executive Officer, Jesselson Capital Corporation	Y		✓	✓

Adrian P. Kingshott	58	2011	Chief Executive Officer, AdSon LLC	Y	✓	C		✓

Jason D. Papastavrou*	55	2011	Founder and Chief Investment Officer, ARIS Capital Management, LLC	Y	✓	✓	✓	C

Oren G. Shaffer*	75	2011	Former Vice Chairman and Chief Financial Officer, Qwest Communications International, Inc.	Y	C

AC = Audit Committee
CC = Compensation Committee

NCGC = Nominating and Corporate Governance Committee
AcqC = Acquisition Committee

C = Committee Chair
✓ = Committee Member
* = Audit Committee Financial Expert

2	©2018 XPO Logistics, Inc.

Governance and Compensation Highlights

Board Independence	Six of our eight current directors are independent; the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee consist entirely of independent directors.

Board Leadership

In 2016, our Board added a robust lead independent director position to its leadership structure to complement the roles of our independent committees and independent committee chairs in providing effective Board oversight. These independent structures work in conjunction with the dual roles served by our Chairman and Chief Executive Officer. The Board believes that the Board and company’s leadership structure functions well for our company and is in the best interests of our stockholders based on the current strategy and ownership structure.

Board Refreshment

Our Board is committed to practices that create an effective mix of useful expertise and fresh perspectives, including the thoughtful refreshment of the Board when appropriate. In 2015, the Board initiated a process to seek out highly qualified director candidates who bring relevant experience to the Board and reflect our company’s growing scale and diversity. This resulted in the addition of three new directors, one in 2015, one in 2016 and one in 2017. We regularly review our Board practices and composition.

Committee Chair Rotations

As part of its annual review of Board committee composition and committee chair assignments, in March 2016, the Board reconstituted the committees and rotated committee chairs in order to enhance the effective functioning of the committees and bring fresh perspectives to committee processes.

Annual Director Elections	All directors are elected annually for one-year terms or until their successors are elected and qualified.

Majority Voting for Director Elections	Our bylaws provide for a majority voting standard in uncontested elections, and further require that a director who fails to receive a majority vote must tender his or her resignation to the Board.

Board Evaluations	Our Board evaluates committee and director performance and practices regularly.

Risk Oversight and Financial Reporting	Our Board seeks to provide robust oversight of current and potential risks facing our company and its business and demonstrate strong financial reporting practices.

Clawback Policy	Our NEOs are subject to clawback provisions with respect to annual and long-term cash incentive compensation.

Lock-up Restrictions	Our NEOs are subject to lock-up restrictions that generally prohibit the sale of any equity awarded by our company until September 2, 2018.

Stock Ownership Guidelines	In 2016, our Board established stock ownership guidelines for our NEOs and other executive officers to further align their interests with those of our stockholders.

No Hedging or Pledging of Company Securities	Under our insider trading policy, our company’s directors and executive officers, including the NEOs, are prohibited from pledging and hedging transactions involving our company’s securities.

3	©2018 XPO Logistics, Inc.

PROXY STATEMENT

This proxy statement sets forth information relating to the solicitation of proxies by the Board of Directors (our “Board of Directors” or our “Board”) of XPO Logistics, Inc. (“XPO” or our “company”) in connection with our company’s 2018 annual meeting of stockholders or any adjournment or postponement of the annual meeting. This proxy statement is being furnished by our Board of Directors for use at the annual meeting of stockholders to be held on May 17, 2018 at 10:00 a.m. Eastern Daylight Time at Doral Arrowwood, 975 Anderson Hill Road, Rye Brook, NY 10573.

This proxy statement and form of proxy are first being mailed on or about April 18, 2018, to our stockholders of record as of the close of business on April 6, 2018 (the “Record Date”).

Questions And Answers About Our Annual Meeting

The following questions and answers address some questions you may have regarding the annual meeting. These questions and answers may not include all the information that may be important to you as a stockholder of our company. Please refer to the more detailed information contained elsewhere in this proxy statement.

What items of business will be voted on at the annual meeting?

We expect that the business put forth for a vote at the annual meeting will be as follows:

∎	To elect seven (7) members of our Board of Directors for a term to expire at the 2019 annual meeting of stockholders or until their successors are duly elected and qualified (Proposal 1);

∎	To ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2018 (Proposal 2);

∎	To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement (Proposal 3);

∎	To consider an advisory vote on the frequency of future advisory votes to approve executive compensation (Proposal 4);

∎	To consider and act upon a stockholder proposal regarding an annual sustainability report, if properly presented at the annual meeting (Proposal 5);

∎	To consider and act upon a stockholder proposal regarding the company’s executive compensation clawback policy, if properly presented at the annual meeting (Proposal 6); and

∎	To consider and transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

In addition, senior management of XPO and representatives of our outside auditor, KPMG, will be available to respond to appropriate questions.

Who can attend and vote at the annual meeting?

You are entitled to receive notice of and to attend and vote at the annual meeting, or any adjournment or postponement thereof, if, as of the close of business on April 6, 2018, the Record Date, you were a holder of record of our common stock or Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”).

As of the Record Date, there were 120,597,574 shares of common stock issued and outstanding, each of which is entitled to one vote on each matter to come before the annual meeting. In addition, as of the Record Date, there were 71,510 shares of Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock is entitled to vote together with our common stock on each matter to come before the annual meeting as if the shares of Series A Preferred Stock were converted into shares of common stock as of the Record Date, meaning that each share of Series A Preferred Stock is entitled to approximately 143 votes on each matter to come before the annual meeting. As a result, a total of 130,813,288 votes are eligible to be cast at the annual meeting based on the number of outstanding shares of our common stock and Series A Preferred Stock, voting together as a single class.

If you wish to attend the annual meeting and your shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the Record Date, as well as an admission ticket as outlined below. Street name stockholders who wish to vote at the annual meeting will need to obtain a proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their shares.

4	©2018 XPO Logistics, Inc.

Do I need a ticket to attend the annual meeting?

Yes, you will need an admission ticket to enter the annual meeting. You may request tickets by providing the name under which you hold shares of record or, if your shares are held in the name of a bank, broker or other holder of record, the evidence of your beneficial ownership of the shares as of the Record Date, the number of tickets you are requesting and your contact information. You can submit your request in the following ways:

∎	By sending an e-mail to stockholdermeetings@xpo.com; or

∎	By calling us toll-free at (855) 976-6951.

Stockholders also must present a form of personal photo identification in order to be admitted to the annual meeting. No cameras, mobile phones or other electronic or recording devices will be allowed to be used in the meeting room.

How many shares must be present to conduct business at the annual meeting?

A quorum is necessary to hold a valid meeting of stockholders. For each of the proposals to be presented at the annual meeting, the holders of shares of our common stock or Series A Preferred Stock outstanding on the Record Date representing 65,406,645 votes must be present at the annual meeting, in person or by proxy. If you vote—including by internet, telephone or proxy card—your shares voted will be counted towards the quorum for the annual meeting. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

What are my voting choices?

With respect to the election of directors, you may vote “FOR” or “AGAINST” each of the director nominees, or you may “ABSTAIN” from voting for one or more of such nominees. With respect to the other proposals to be considered at the annual meeting, except the frequency vote on executive compensation, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any proposal. With respect to the advisory vote on the frequency of future advisory votes to approve executive compensation, you may vote for one of four choices for the proposal on the proxy card or voting instruction: “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN.” If you sign your proxy or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and at the discretion of the proxy holders on any other matters that properly come before the annual meeting.

What vote is required to approve the proposals being considered at the annual meeting?

∎	Proposal 1: Election of seven (7) directors. The election of each of the seven (7) director nominees named in this proxy statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock (including those that would be issued if all of our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present. If any incumbent director standing for re-election receives a greater number of votes “against” his or her election than votes “for” such election, our bylaws require that such person must promptly tender his or her resignation to our Board of Directors. You may not accumulate your votes for the election of directors.

Brokers may not use discretionary authority to vote shares on the election of directors if they have not received specific instructions from their clients. If you are a beneficial owner of shares, for your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the annual meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation of such vote, and will have no effect on the election of director nominees.

∎	Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018. Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2018, requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present. Abstentions are not considered votes cast for purposes of tabulation of the foregoing vote, and will have no effect on the ratification of KPMG. We do not expect any broker non-votes as brokers have discretionary authority to vote on this proposal.

5	©2018 XPO Logistics, Inc.

∎	Proposal 3: Advisory vote to approve executive compensation. Advisory approval of the resolution on executive compensation of our NEOs as disclosed in this proxy statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present. This resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on our Board of Directors. Although non-binding, our Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Brokers may not use discretionary authority to vote shares on the advisory vote to approve executive compensation if they have not received specific instructions from their clients. If you are a beneficial owner of shares, for your vote to be counted in the advisory vote to approve executive compensation, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the annual meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation of such vote, and will have no effect on the advisory vote to approve executive compensation.

∎	Proposal 4: Advisory vote on frequency of future advisory votes to approve executive compensation. Advisory determination of the preference of the frequency of future advisory votes to approve executive compensation will be based on one of four choices for this proposal as indicated on the proxy card or voting instruction: one year, two years, three years or abstain. The voting frequency option that receives the highest number of votes cast by stockholders at the annual meeting or any adjournment or postponement of the annual meeting will be the frequency for the advisory vote to approve executive compensation that has been selected by stockholders. However, the vote is not binding on our Board of Directors and the Compensation Committee. Although non-binding, our Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding our Board’s recommendation and the outcome of the stockholder vote, our Board may, in the future, decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Brokers may not use discretionary authority to vote shares on the advisory vote on frequency of future advisory votes to approve executive compensation if they have not received specific instructions from their clients. If you are a beneficial owner of shares, for your vote to be counted in the advisory vote on frequency of future advisory votes to approve executive compensation, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the annual meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation of such vote, and will have no effect on the advisory vote on the frequency of future advisory votes to approve executive compensation.

∎	Proposal 5: Stockholder proposal regarding an annual sustainability report. Approval of the issuance of an annual sustainability report regarding environmental, social and governance related issues affecting the company requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present.

Brokers may not use discretionary authority to vote shares on this stockholder proposal if they have not received specific instructions from their clients. If you are a beneficial owner of shares, for your vote to be counted for or against the stockholder proposal regarding annual sustainability reporting, you will need to communicate your voting decision to your bank, broker or other nominee before the date of the annual meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation of such vote, and will have no effect on the vote on this stockholder proposal.

∎	Proposal 6: Stockholder proposal regarding the company’s executive compensation clawback policy. Approval of an amendment to the company’s executive compensation clawback policy to require the company to recoup compensation from its senior executives under certain conditions requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present.

Brokers may not use discretionary authority to vote shares on this stockholder proposal if they have not received specific instructions from their clients. If you are a beneficial owner of shares, for your vote to be counted for or against the stockholder proposal regarding an amendment to the clawback policy, you will need to communicate your voting decision to your bank, broker or other nominee before the date of the annual meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation of such vote, and will have no effect on the vote on this stockholder proposal.

6	©2018 XPO Logistics, Inc.

In general, other business properly brought before the annual meeting requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present.

How does the Board of Directors recommend that I vote?

Our Board of Directors, after careful consideration, recommends that our stockholders vote “FOR” the election of each director nominee named in this proxy statement, “FOR” ratification of KPMG as our independent registered public accounting firm for fiscal year 2018, “FOR” advisory approval of the resolution to approve executive compensation, for the option of every “ONE YEAR” as the preferred frequency for future advisory votes to approve executive compensation, “AGAINST” the approval of the stockholder proposal regarding annual sustainability reporting, if such proposal is properly presented at the meeting, and “AGAINST” the approval of the stockholder proposal regarding the company’s executive compensation clawback policy, if such proposal is properly presented at the meeting.

What do I need to do now?

We urge you to read this proxy statement carefully, then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the annual meeting of stockholders. Holders of record may also vote by telephone or the internet by following the instructions on the proxy card.

How do I cast my vote?

Registered Stockholders. If you are a registered stockholder (i.e., you hold your shares in your own name through our transfer agent, Computershare Trust Company, N.A., and not through a broker, bank or other nominee that holds shares for your account in “street name”), you may vote by proxy via the internet, by telephone, or by mail by following the instructions provided on the proxy card. Proxies submitted via telephone or internet must be received by 1:00 a.m. Eastern Daylight Time on May 17, 2018. Please see the proxy card provided to you for instructions on how to submit your proxy by telephone or the internet. Stockholders of record who attend the annual meeting may vote in person by obtaining a ballot from the inspector of elections.

Beneficial Owners. If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the voting instruction form or other materials provided to you by the brokerage firm, bank or other nominee that holds your shares. To vote in person at the annual meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares.

What is the deadline to vote?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the annual meeting. As indicated on the proxy card provided to you, proxies submitted via telephone or internet must be received by 1:00 a.m. Eastern Daylight Time on May 17, 2018.

If you are the beneficial owner of shares, please follow the voting instructions provided by your broker, trustee or other nominee.

What happens if I do not respond or if I respond and fail to indicate my voting preference or if I abstain from voting?

If you fail to sign, date and return your proxy card or fail to vote by telephone or internet as provided on your proxy card, your shares will not be counted towards establishing a quorum for the annual meeting, which requires holders representing a majority of the outstanding shares of our common stock (including those that would be issued if all of our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) to be present in person or by proxy. Failure to vote, assuming the presence of a quorum, will have no effect on the tabulation of the vote on the proposals.

If you are a stockholder of record and you properly sign, date and return your proxy card, but do not indicate your voting preference, we will count your proxy as a vote “FOR” the election of the seven nominees for director named in “Proposal 1—Election of Directors,” “FOR” ratification of KPMG as our independent registered public accounting firm for fiscal year 2018, “FOR” advisory approval of the resolution to approve executive compensation, for a frequency of every “ONE YEAR” as the preferred frequency for future advisory votes to approve executive compensation, “AGAINST” the approval of the stockholder proposal regarding annual sustainability reporting, if properly presented at the annual meeting, and “AGAINST” the approval of the stockholder proposal regarding the company’s executive compensation clawback policy, if properly presented at the annual meeting.

7	©2018 XPO Logistics, Inc.

If my shares are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee, will such broker or other nominee vote my shares for me?

You should instruct your broker or other nominee on how to vote your shares using the instructions provided by such broker or other nominee. Absent specific voting instructions, brokers or other nominees who hold shares of our common stock in “street name” for customers are prevented by the rules set forth in the Listed Company Manual (the “NYSE Rules”) of the New York Stock Exchange (the “NYSE”) from exercising voting discretion in respect of non-routine or contested matters. We expect that when the NYSE evaluates the proposals to be voted on at the annual meeting to determine whether each proposal is a routine or non-routine matter, only “Proposal 2—Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for fiscal year 2018” will be determined to be routine. Shares not voted by a broker or other nominee because such broker or other nominee does not have instructions or cannot exercise discretionary voting power with respect to one or more proposals are referred to as “broker non-votes.” It is important that you instruct your broker or other nominee on how to vote your shares of our common stock held in “street name” in accordance with the voting instructions provided by such broker or other nominee.

Can I change my vote after I have mailed my proxy card?

Yes. Whether you attend the annual meeting or not, you may revoke a proxy at any time before your proxy is voted at the annual meeting. You may do so by properly delivering a later-dated proxy either by mail, the internet or telephone or by attending the annual meeting in person and voting. Please note, however, your attendance at the annual meeting will not automatically revoke any prior proxy, unless you vote again at the annual meeting or specifically request in writing that your prior proxy be revoked. You also may revoke your proxy by delivering a notice of revocation to our company (Attention: Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831) prior to the vote at the annual meeting. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you should follow the instructions of such broker or other nominee regarding revocation of proxies.

How will the persons named as proxies vote?

If you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide instructions, or if your instructions are unclear, the persons named as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, by using their own discretion.

Where can I find the results of the voting?

We intend to announce preliminary voting results at the annual meeting and will publish final results through a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four (4) business days after the annual meeting. The Current Report on Form 8-K will be available on the internet at our website, www.xpo.com.

Who will pay for the cost of soliciting proxies?

We will pay for the cost of soliciting proxies. We have engaged Innisfree M&A Incorporated to assist us in soliciting proxies in connection with the annual meeting, and have agreed to pay them approximately $12,500 plus their expenses for providing such services. Our directors, officers and other employees, without additional compensation, may solicit proxies personally, in writing, by telephone, by e-mail or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees and other nominees for forwarding our proxy materials to each beneficial owner of common stock or Series A Preferred Stock held of record by them.

What is “householding” and how does it affect me?

In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one copy of our proxy statement and 2017 annual report to stockholders is being delivered to that address unless contrary instructions from any stockholder at that address are received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement and annual report may request a copy by contacting the bank, broker or other holder of record, or by sending a written request to: Investor Relations, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831, or by contacting Investor Relations by telephone at (855) 976-6951. The voting instruction form sent to a street-name stockholder should provide information on how to request: (1) householding of future company materials, or (2) separate materials if only one set of documents is being sent to a household. A stockholder who would like to make one of these requests should contact us as indicated above.

Can I obtain an electronic copy of proxy materials?

Yes, this proxy statement, annual report and proxy card are available on the internet at www.edocumentview.com/XPO.

8	©2018 XPO Logistics, Inc.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Introduction – An Overview of Our Mission and How Our Board Composition Is Aligned with Our Strategy

Our mission is to be the leading provider of cutting-edge supply chain solutions to the most successful companies in the world by using our highly integrated network of people, technology and physical assets to help our customers manage their goods more efficiently throughout their supply chains. We run our business on a global basis, with customers and employees in over 1,455 locations in 32 countries, including the United States, France, the United Kingdom and Spain. Our transportation segment offers customers an unmatched network of multiple modes, flexible capacity and route density that transports freight quickly and cost effectively from origin to destination. Through our logistics segment, we provide a range of differentiated and data-intensive services, including highly engineered and customized solutions, value-added warehousing and distribution, cold chain distribution and other inventory management solutions.

Our blueprint for transforming transportation and logistics revolves around innovation and people. Our company is a leading champion of technology, with a global team of technologists and data scientists who concentrate their efforts in four areas of innovation: automation and intelligent machines, visibility and customer service, the digital freight marketplace and dynamic data science. Our success depends on our people. We care deeply about keeping our employees and customers happy, and view giving back to communities, focusing on safety and sustainability and maintaining strong governance as essential components of value creation.

Our Board of Directors consists of a highly experienced group of business leaders who share our values and reflect our culture. Many of our directors have served as executive officers or on boards and board committees of major companies and have an extensive understanding of the principles of corporate governance. In addition, our directors have a strong owner orientation—approximately 15.4% of the voting power of our capital stock on a fully-diluted basis is held by our directors or by entities or persons related to our directors (as of the Record Date). As described on page 13, our Board as a whole has broad expertise with the following skill sets that are relevant to our company, business, industry and strategies:

∎	business administration;

∎	business operations;

∎	corporate governance;

∎	the customer service sector;

∎	environmental, sustainability and corporate responsibility;

∎	finance/capital allocation;

∎	the evaluation of financial statements and capital structure;

∎	human capital management;

∎	international business;

∎	investments;

∎	sales and marketing;

∎	mergers & acquisitions and integration;

∎	the logistics industry;

∎	risk management;

∎	talent management; and

∎	technology and information systems.

Directors

Our Board of Directors currently consists of eight (8) members, as set forth in the table below. The current term of each of our directors will expire at the 2018 annual meeting of stockholders. Our Board of Directors has nominated seven (7) of the current directors to stand for re-election at the annual meeting, as set forth in Proposal 1 on page 50 of this proxy statement.

9	©2018 XPO Logistics, Inc.

Name	Occupation
Bradley S. Jacobs	Chairman and Chief Executive Officer, XPO Logistics, Inc.
Gena L. Ashe	Former Senior Vice President, Chief Legal Officer and Corporate Secretary, Adtalem Global Education Inc.
Louis DeJoy	Former Chief Executive Officer, Supply Chain, XPO Logistics, Inc.
AnnaMaria DeSalva	Former Global Chief Communications Officer, E.I. du Pont de Nemours & Co. (DuPont)
Michael G. Jesselson	Lead Independent Director, XPO Logistics, Inc. President and Chief Executive Officer, Jesselson Capital Corporation
Adrian P. Kingshott	Chief Executive Officer, AdSon LLC
Jason D. Papastavrou	Founder and Chief Investment Officer, ARIS Capital Management, LLC
Oren G. Shaffer	Former Vice Chairman and Chief Financial Officer, Qwest Communications International, Inc.

While it does not currently exceed the required voting power thresholds, under the terms of an Investment Agreement, dated June 13, 2011 (the “Investment Agreement”), by and among Jacobs Private Equity, LLC (“JPE”), the other investors party thereto (collectively with JPE, the “Investors”), and our company, JPE has the right to designate certain percentages of the nominees for our Board of Directors so long as JPE owns securities (including preferred stock convertible into, or warrants exercisable for, securities) representing specified percentages of the total voting power of our capital stock on a fully-diluted basis. The foregoing rights of JPE under the Investment Agreement are in addition to, and not in limitation of, JPE’s voting rights as a holder of capital stock of our company. JPE is controlled by Bradley S. Jacobs, our Chairman of the Board and Chief Executive Officer. The Investment Agreement and the terms contemplated therein were approved by our stockholders at a special meeting on September 1, 2011.

None of the foregoing will prevent our Board of Directors from acting in accordance with its fiduciary duties or applicable law or stock exchange requirements or from acting in good faith in accordance with our governing documents, while giving due consideration to the intent of the Investment Agreement.

Set forth below is information regarding each of our director nominees, including the experience, qualifications, attributes or skills that led our Board of Directors to conclude that such person should serve as a director.

Bradley S. Jacobs	Director since 2011
Age: 61

Mr. Jacobs has served as our Chief Executive Officer and Chairman of our Board of Directors since September 2, 2011. Mr. Jacobs is also the managing member of JPE, which is our second largest stockholder. Prior to XPO, he led two public companies: United Rentals, Inc. (NYSE: URI), which he founded in 1997, and United Waste Systems, Inc., which he founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for that company’s first six years, and as its executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems.

Board Committees: None
Other Public Company Boards: None
Mr. Jacobs brings to the Board:
• In-depth knowledge of the company’s business resulting from his years of service with the company as its Chief Executive Officer;
• Leadership experience as the company’s Chairman and Chief Executive Officer, and a successful track record of leading companies that execute strategies similar to ours; and
• Extensive past experience as the chairman of the board of directors of several public companies.

Gena L. Ashe	Director since 2016
Age: 56

Ms. Ashe has served as a director of the company since March 21, 2016. Ms. Ashe was senior vice president, chief legal officer and corporate secretary of Adtalem Global Education Inc. (NYSE: ATGE) from May 2017 to February 2018, and executive vice president, chief legal officer, and corporate secretary of BrightView Landscapes, LLC (formerly The Brickman Group, Ltd. LLC) from December 2012 to June 2016. Earlier, she served as senior vice president of legal affairs for Catalina Marketing Corporation and held senior legal roles with the Public Broadcasting Service (“PBS”), Darden Restaurants, Inc., Lucent Technologies and AT&T. Earlier in her career, Ms. Ashe served as an electrical engineer and scientist for IBM Corporation before joining IBM’s legal team. Ms. Ashe holds a juris doctorate degree from Georgetown University Law Center, where she serves on the Georgetown Law Advisory Board, a master’s degree in electrical engineering from Georgia Institute of Technology and a bachelor’s degree in mathematics from Spelman College, where she sits on the Board of Trustees. She has completed the executive development program at the Wharton School of the University of Pennsylvania and holds a certificate in international management from Oxford University in England.

Board Committees: Chair of Nominating and Corporate Governance Committee
Other Public Company Boards: None
Ms. Ashe brings to the Board:

•  More than two decades of valuable legal experience with public and private companies, which enables her to provide guidance to the Board and company management on legal matters, compliance and risk assessment and corporate governance best practices; and

• An in-depth understanding of the dynamics of three of our most important customer verticals: e-commerce, technology and food and beverage.

10	©2018 XPO Logistics, Inc.

AnnaMaria DeSalva	Director since 2017
Age: 49

Ms. DeSalva has served as a director of the company since September 19, 2017. She is a senior corporate affairs advisor to leading innovative companies. Ms. DeSalva served as chief communications officer of E.I. du Pont de Nemours & Co. (DuPont) from March 2014 to January 31, 2018 and in the subsequent period is serving as senior advisor to the CEO and to the management team as they prepare for the separation of new publicly traded companies. Previously, she served as head of corporate affairs for biopharmaceutical innovation at Pfizer; was an advisor to the U.S. Food and Drug Administration; and led the global healthcare practice of Hill & Knowlton. For Bristol-Myers Squibb, she led global public affairs for the oncology business and served as the director of the Bristol-Myers Squibb Foundation. Ms. DeSalva serves on the board of governors of Argonne National Laboratory of the U.S. Department of Energy, and is a member of its compensation and nominating committees; as well as the boards of directors of the non-profit Project Sunshine and the William & Mary Alumni Association. She is a graduate of The College of William & Mary in Williamsburg, Va.; and has completed the Harvard School of Public Health’s executive education program in risk communication, and the Advanced Health Leadership Program jointly offered by the University of California at Berkeley and Pompeu University in Barcelona, Spain.

Board Committees: None
Other Public Company Boards: None
Ms. DeSalva brings to the Board:
• Significant experience in marketing and public relations, having previously served in senior communications roles at several public companies; and
• Expertise in managing significant public company merger transactions, with an emphasis on effective external stakeholder engagement.

Michael G. Jesselson	Director since 2011 Lead Independent Director since 2016
Age: 66

Mr. Jesselson has served as director of the company since September 2, 2011, and as lead independent director since March 20, 2016. He has served as president and chief executive officer of Jesselson Capital Corporation since 1994. Mr. Jesselson served as a director of American Eagle Outfitters, Inc. (NYSE: AEO) from November 1997 to May 2017, most recently as its lead independent director. Prior to that, he worked at Philipp Brothers, a division of Engelhard Industries from 1972 to 1981, then at Salomon Brothers Inc. in the financial trading sector. He is a director of C-III Capital Partners LLC, Clarity Capital and other private companies, as well as numerous philanthropic organizations. Mr. Jesselson also serves as the chairman of Bar Ilan University in Israel. He attended New York University School of Engineering.

Board Committees:
• Member of Compensation Committee
• Member of Nominating and Corporate Governance Committee
Other Public Company Boards: None
Mr. Jesselson brings to the Board:
• Significant experience with public company corporate governance issues through prior service on the board of directors of American Eagle Outfitters, including as its lead independent director; and
• Extensive investment expertise.

Adrian P. Kingshott	Director since 2011
Age: 58

Mr. Kingshott has served as a director of the company since September 2, 2011. He has served as the chief executive officer of AdSon LLC since October 2005 and as managing director of Spotlight Advisors, LLC since September 2015. He has been a senior advisor to Headwaters Merchant Bank since 2013. Previously, with Goldman Sachs, he was co-head of the firm’s Global Leveraged Finance business and held other positions over a 17-year tenure. More recently, Mr. Kingshott was a managing director and portfolio manager at Amaranth Advisors, LLC. He is an adjunct professor of Global Capital Markets and Investments at Fordham University’s Gabelli School of Business. He holds a master of business administration degree from Harvard Business School and a master of jurisprudence degree from Oxford University. Mr. Kingshott is a member of the board of directors of Centre Lane Investment Corp.

Board Committees:
• Chairman of Compensation Committee
• Member of Audit Committee
• Member of Acquisition Committee
Other Public Company Boards: None
Mr. Kingshott brings to the Board:
• More than 25 years of experience in the investment banking and investment management industries; and
• Expertise with respect to corporate governance, acquisition transactions, debt and equity financing and corporate financial management issues.

11	©2018 XPO Logistics, Inc.

Jason D. Papastavrou, Ph.D.	Director since 2011
Age: 55

Dr. Papastavrou has served as a director of the company since September 2, 2011. He founded ARIS Capital Management, LLC in 2004 and serves as its chief investment officer. Previously, Dr. Papastavrou was the founder and managing director of the Fund of Hedge Funds Strategies Group of Banc of America Capital Management (BACAP), president of BACAP Alternative Advisors, and a senior portfolio manager with Deutsche Asset Management. He was a tenured professor at Purdue University School of Industrial Engineering, and holds a doctorate in electrical engineering and computer science from the Massachusetts Institute of Technology. Dr. Papastavrou serves on the board of directors of United Rentals, Inc. (NYSE: URI).

Board Committees:
• Chairman of Acquisition Committee
• Member of Audit Committee
• Member of Compensation Committee
• Member of Nominating and Corporate Governance Committee
Other Public Company Boards: United Rentals, Inc. (since 2005)
Dr. Papastavrou brings to the Board:
• Financial expertise related to his qualifications as an “audit committee financial expert” under SEC regulations; and
• Extensive experience with finance and risk-related matters, from holding senior positions at investment management firms.

Oren G. Shaffer	Director since 2011
Age: 75

Mr. Shaffer has served as a director of the company since September 2, 2011. From 2002 to 2007, Mr. Shaffer was vice chairman and chief financial officer of Qwest Communications International, Inc. (now CenturyLink, Inc.). Previously, Mr. Shaffer was president and chief operating officer of Sorrento Networks, Inc., executive vice president and chief financial officer of Ameritech Corporation, and held senior executive positions with The Goodyear Tire & Rubber Company, where he also served on the board of directors. Additionally, Mr. Shaffer is a director on the board of Terex Corporation (NYSE: TEX). He holds a master’s degree in management from the Sloan School of Management, Massachusetts Institute of Technology, and a degree in finance and business administration from the University of California, Berkeley.

Board Committees:
• Chairman of Audit Committee
Other Public Company Boards: Terex Corporation (since 2007)
Mr. Shaffer brings to the Board:
• Senior financial, operational and strategic experience with various large companies;
• Corporate governance expertise from serving as director of various public companies; and
• Financial expertise related to his qualifications as an “audit committee financial expert” under SEC regulations.

12	©2018 XPO Logistics, Inc.

Summary of Qualifications and Experience of Director Nominees

	Bradley S. Jacobs	Gena L. Ashe	AnnaMaria DeSalva	Michael G. Jesselson	Adrian P. Kingshott	Jason D. Papastavrou, Ph.D.	Oren G. Shaffer
BUSINESS ADMINISTRATION experience brings valuable organizational techniques and leadership qualities.	🌑	🌑	🌑	🌑	🌑	🌑	🌑
BUSINESS OPERATIONS experience provides a practical understanding of developing, implementing and assessing our operating plan and business strategy.	🌑	🌑	🌑	🌑	🌑	🌑	🌑
CORPORATE GOVERNANCE experience bolsters Board and management accountability, transparency and a focus on stockholder interests.	🌑	🌑	🌑	🌑	🌑	🌑	🌑
CUSTOMER SERVICE SECTOR experience brings important perspective to our Board given the importance of customer service to our business model.	🌑	🌑	🌑	🌑
ENVIRONMENTAL, SUSTAINABILITY AND CORPORATE RESPONSIBILITY experience allows our Board’s oversight to guide our long-term value creation for stockholders in a way that is responsible and sustainable.	🌑	🌑	🌑	🌑
FINANCE/CAPITAL ALLOCATION experience is crucial to our Board’s evaluation of our financial statements and capital structure.	🌑			🌑	🌑	🌑	🌑
FINANCIAL EXPERTISE/LITERACY assists our directors in understanding and overseeing our financial reporting and internal controls.	🌑	🌑	🌑	🌑	🌑	🌑	🌑

HUMAN CAPITAL MANAGEMENT experience allows our Board to further our company’s goals for making XPO an attractive employment environment and aligning human resource objectives with our strategic and operational priorities.

	🌑	🌑	🌑	🌑
INTERNATIONAL experience is important given the global nature of our business strategy and operations.	🌑	🌑	🌑	🌑	🌑	🌑	🌑
INVESTMENT experience assists our Board in evaluating our financial statements and investment strategy.	🌑			🌑	🌑	🌑	🌑
SALES AND MARKETING experience helps our Board assist our business strategy and developing new products and operations.	🌑	🌑	🌑
MERGERS AND ACQUISITIONS AND INTEGRATION experience helps our company identify the optimal targets for M&A activity to achieve our strategic objectives and realize synergies and growth.	🌑	🌑	🌑	🌑	🌑	🌑	🌑
LOGISTICS INDUSTRY experience is important in understanding and reviewing our business and strategy.	🌑					🌑
RISK MANAGEMENT experience is critical to our Board’s role in overseeing the risks facing our company.	🌑	🌑	🌑	🌑	🌑	🌑	🌑
TALENT MANAGEMENT experience helps XPO attract, motivate and retain top candidates for leadership roles.	🌑	🌑	🌑	🌑	🌑	🌑	🌑
TECHNOLOGY AND INFORMATION SYSTEMS experience is relevant as we continually seek to enhance our customer experience and internal operations.	🌑	🌑		🌑

13	©2018 XPO Logistics, Inc.

Role of the Board and Board Leadership Structure

Our business and affairs are managed under the direction of our Board of Directors, which is our company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s primary responsibility is to seek to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, which is charged with the conduct of our business, monitors the performance of our company and management, and provides advice and counsel to management. In fulfilling the Board’s responsibilities, our directors have full access to our management, internal and external auditors and outside advisors.

Furthermore, our Board of Directors is committed to independent Board oversight. Our current Board leadership structure includes an executive Chairman as well as a lead independent director. The positions of Chairman of the Board and Chief Executive Officer are both currently held by Mr. Jacobs. Our Board believes that this combination of roles is appropriate because the structure enables decisive leadership and ensures clear accountability in the context of strong Board practices and a Board culture that facilitates independent oversight. Our Board believes the dual roles function well for our company based on our current strategy, governance and ownership structure.

In addition, our Board of Directors has approved a set of Corporate Governance Guidelines (the “Guidelines”), which provide that the independent directors may appoint a lead independent director who presides over executive sessions of the independent directors, and who shall serve a term of at least one year. On March 20, 2016, the independent directors appointed Mr. Jesselson to serve as lead independent director. The position of lead independent director has been structured to serve as an effective balance to the dual roles served by Mr. Jacobs. The lead independent director presides at all meetings of the Board of Directors at which the Chairman is not present and presides at all executive sessions of the independent directors. The Guidelines require that the independent directors meet at least once a year without members of management present, and the lead independent director is empowered to call additional meetings of the independent directors as necessary. In practice, in 2017, our independent directors met in executive sessions much more frequently. The lead independent director also serves as a liaison between the Chairman and the independent directors. Together with the Chairman, the lead independent director develops and approves Board meeting agendas, meeting schedules and meeting materials to be distributed to our Board of Directors in order to assure sufficient time for informed discussion of issues. The lead independent director is also available to meet with significant stockholders as appropriate and required.

Further information regarding the position of lead independent director is set forth in the Guidelines. The Guidelines are available on the company’s corporate website at www.xpo.com under the Investors tab.

Our Board of Directors held seven meetings during 2017. In 2017, each person serving as a director attended at least 86% of the meetings of our Board of Directors and any Board committee on which he or she served. In addition, our Board of Directors also acted five times during 2017 via unanimous written consent.

Our directors are expected to attend the annual meeting. Any director who is unable to attend the annual meeting is expected to notify the Chairman of the Board in advance of the annual meeting. Each person who was then serving as a director attended the 2017 annual meeting of stockholders.

Board Risk Oversight

Our Board of Directors provides overall risk oversight with a focus on the most significant risks facing our company. The management of the risks that we face in the conduct of our business is primarily the responsibility of our senior management team. Our senior management team periodically reviews with our Board of Directors any significant risks facing our company. Our business, strategy, operations, policies, controls and prospects are regularly discussed by our Board of Directors and management team, including discussions as to current and potential risks and approaches for assessing, monitoring, mitigating and controlling risk exposure. Our Board of Directors has delegated responsibility for the oversight of specific risks to the committees of the Board as follows:

∎	Audit Committee. The Audit Committee oversees the policies that govern the process by which our exposure to risk is assessed and managed by management. In that role, the Audit Committee discusses with our management major financial risk exposures and the steps that management has taken to monitor and control these exposures. The Audit Committee also is responsible for reviewing risks arising from related party transactions involving our company and for overseeing our company-wide Code of Business Ethics.

∎	Compensation Committee. The Compensation Committee monitors the risks associated with our compensation philosophy and programs.

∎	Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees risks related to our governance structure and processes.

∎	Acquisition Committee. The Acquisition Committee oversees risks related to the execution of our acquisition strategy.

In addition, our Board of Directors periodically holds special board sessions to discuss and analyze topical trends identified as significant risks or items of strategic interest, such as human capital management, information technology and cyber security. Our Board of Directors is committed to ensuring that our company has the focus, resources and infrastructure to appropriately address such risks.

14	©2018 XPO Logistics, Inc.

Committees of the Board and Committee Membership

Our Board of Directors has established four separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Acquisition Committee. Our Board of Directors may eliminate or create additional committees as it deems appropriate. Each of our Board Committees have written charters that are in compliance with applicable SEC rules and the NYSE Listed Company Manual. These charters are available at www.xpo.com. You may obtain a printed copy of any of these charters by sending a request to: Investor Relations, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors within all applicable standards (as further discussed below). Our Board of Directors’ general policy is to review and approve committee assignments annually. The Nominating and Corporate Governance Committee is responsible, after consultation with our Chairman of the Board and Chief Executive Officer and consideration of appropriate member qualifications, to recommend to our Board of Directors all committee assignments, including designations of the chairs. Each committee is authorized to retain its own outside counsel and other advisors as it desires.

The following table sets forth the current membership of each of our Board committees as of the Record Date. Mr. Jacobs and Ms. DeSalva do not serve on any Board committees.

		Compensation	Nominating and Corporate	Acquisition
Name	Audit Committee	Committee	Governance Committee	Committee

Gena L. Ashe			C

Louis DeJoy				✓

Michael G. Jesselson		✓	✓

Adrian P. Kingshott	✓	C		✓

Jason D. Papastavrou*	✓	✓	✓	C

Oren G. Shaffer*	C

C = Committee Chair	✓ = Committee Member		* = Audit Committee Financial Expert

A brief summary of the committees’ responsibilities follows:

Audit Committee. Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to assist our Board of Directors in fulfilling its responsibilities in a number of areas, including, without limitation, oversight of: (i) our accounting and financial reporting processes, including our systems of internal controls and disclosure controls, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent registered public accounting firm, (v) the performance of our independent registered public accounting firm and internal audit function and (vi) related party transactions. Each member of the Audit Committee satisfies all applicable independence standards, has not participated in the preparation of our financial statements at any time during the past three years, and is able to read and understand fundamental financial statements. During 2017, the Audit Committee was comprised of the following three directors: Mr. Shaffer (Chair), Mr. Kingshott and Dr. Papastavrou. The Audit Committee met seven times during 2017 and, in addition, acted once via unanimous written consent. Our Board of Directors has determined that Mr. Shaffer and Dr. Papastavrou each qualify as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee. The primary responsibilities of the Compensation Committee are, among other things: (i) to oversee the administration of our compensation programs, (ii) to review the compensation of our executive management and annual bonus compensation, (iii) to review company contributions to qualified and non-qualified plans, and (iv) to prepare any report on executive compensation required by SEC rules and regulations. During 2017, the Compensation Committee was comprised of the following three directors: Mr. Kingshott (Chair), Mr. Jesselson and Dr. Papastavrou. The Compensation Committee met five times during 2017 and, in addition, acted five times via unanimous written consent.

Nominating and Corporate Governance Committee. The primary responsibilities of the Nominating and Corporate Governance Committee are, among other things: (i) to identify individuals qualified to become Board members and recommend that our Board of Directors select such individuals to be presented for stockholder consideration at the annual meeting or to be appointed by the Board of Directors to fill a vacancy, (ii) to make recommendations to our Board of Directors concerning committee appointments, (iii) to develop, recommend to our Board of Directors and annually review the Guidelines and oversee corporate governance matters, and (iv) to oversee an annual evaluation of our Board of Directors and committees. During 2017, the Nominating and Corporate Governance Committee was comprised of the following three directors: Ms. Ashe (Chair), Mr. Jesselson and Dr. Papastavrou. The Nominating and Corporate Governance Committee met twice during 2017.

15	©2018 XPO Logistics, Inc.

Acquisition Committee. The Acquisition Committee is responsible for reviewing and approving acquisition, divestiture and related transactions proposed by our management in which the total consideration to be paid or received by us, for any particular transaction, does not exceed the limits that may be established by our Board of Directors from time to time. During 2017, the Acquisition Committee was comprised of the following three directors: Dr. Papastavrou (Chair), Mr. DeJoy and Mr. Kingshott. The Acquisition Committee did not meet during 2017.

Director Compensation

The following table sets forth information concerning the compensation of each person who served as a non-employee director of our company during 2017.

2017 Director Compensation Table(1)

	Fees Earned or	Stock Awards(2)	Option Awards	Total
Name	Paid in Cash ($)	($)	($)	($)

Gena L. Ashe(3)	$90,000	$173,489	–	$263,489

Louis DeJoy(4)	$75,000	$173,489	–	$248,489

AnnaMaria DeSalva(5)	$21,196	$49,847	–	$71,043

Michael G. Jesselson(6)	$100,000	$173,489	–	$273,489

Adrian P. Kingshott(7)	$90,000	$173,489	–	$263,489

Jason D. Papastavrou(8)	$90,000	$173,489	–	$263,489

Oren G. Shaffer(8)	$100,000	$173,489	–	$273,489

(1)	Compensation information for Mr. Jacobs, who is a NEO of our company, is disclosed in this proxy statement under the heading “Executive Compensation–Compensation Tables.” Mr. Jacobs did not receive additional compensation for his service as a director.

(2)	The amounts reflected in this column represent the grant date fair value of the awards made in 2017, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 “Compensation–Stock Compensation” (“ASC 718”). For further discussion of the assumptions used in the calculation of the grant date fair value, please see “Notes to Consolidated Financial Statements—Note 13. Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2017. The values reported in this column represent 3,970 restricted stock units (“RSUs”) granted to each of Messrs. DeJoy, Jesselson, Kingshott, and Shaffer, Ms. Ashe and Dr. Papastavrou on January 3, 2017, and 810 RSUs granted to Ms. DeSalva on September 19, 2017, for service as a director in 2017, which vested on January 3, 2018. Each current director serving on January 2, 2018, also received a grant of 2,071 RSUs on such date for service as a director in 2018; these grants are not reflected in the table above.

(3)	As of December 31, 2017, Ms. Ashe held 6,686 RSUs.

(4)	As of December 31, 2017, Mr. DeJoy held 3,970 RSUs. As of the Record Date, Mr. DeJoy beneficially owns a total of 1,134,686 shares of our common stock as disclosed in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”

(5)	Ms. DeSalva joined the Board on September 19, 2017. As of December 31, 2017, Ms. DeSalva held 810 RSUs.

(6)	As of December 31, 2017, Mr. Jesselson held 24,000 stock options and 3,970 RSUs. As of the Record Date, Mr. Jesselson beneficially owns a total of 345,693 shares of our common stock as disclosed in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”

(7)	As of December 31, 2017, Mr. Kingshott held 24,000 stock options and 14,728 RSUs. As of the Record Date, Mr. Kingshott beneficially owns a total of 131,942 shares of our common stock as disclosed in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”

(8)	As of December 31, 2017, Dr. Papastavrou and Mr. Shaffer each held 24,000 stock options and 19,728 RSUs. As of the Record Date, Dr. Papastavrou beneficially owns a total of 240,817 shares of our common stock and Mr. Shaffer beneficially owns a total of 64,728 shares of our common stock as disclosed in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”

The compensation of our directors is subject to the approval of our Board of Directors, which is based, in part, on the review and recommendation of the Compensation Committee. Directors who are employees of our company do not receive additional compensation for service as members of either our Board of Directors or its committees.

On March 14, 2017, the Board of Directors, acting upon the recommendation of the Compensation Committee and in consultation with its independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), approved and adopted a revised non-employee director annual compensation program for the calendar year 2017 and subsequent years. Effective January 1, 2017, our non-employee directors receive an annual cash retainer of $75,000, payable quarterly in arrears, and time-based RSUs (“Time-Based RSUs”) worth $175,000. The annual grant of such Time-Based RSUs is made on the first business day of each year (the “RSU Grant Date”) and the number of such units is determined by dividing $175,000 by the average of the closing prices of the company’s common stock on the ten trading days immediately preceding the RSU Grant Date. The lead independent director also receives a $25,000 annual cash retainer, payable quarterly in arrears. Under the revised non-employee director annual compensation program, the chairpersons of our Audit Committee,

16	©2018 XPO Logistics, Inc.

Compensation Committee, Nominating and Corporate Governance Committee and Acquisition Committee each receive an additional cash retainer of $25,000, $15,000, $15,000 and $15,000, respectively, payable quarterly in arrears. No other fees are paid to our directors for their attendance at or participation in meetings of our Board or its committees. We also reimburse our directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses.

Under the revised non-employee director annual compensation program, in 2017, Mr. Jesselson received a one-time cash retainer for his service as lead independent director in 2016 in an amount equal to the pro rata portion of an annualized retainer of $15,000, calculated from the date of his appointment on March 20, 2016. In addition, in 2017, Ms. Ashe received a one-time grant of Time-Based RSUs for her service as a director in 2016 in an amount equal to the pro rata portion of an annual grant of $175,000, calculated from the date of her appointment on March 21, 2016 and determined by dividing the pro rata portion of $175,000 by the average of the closing prices of the company’s common stock on the ten trading days immediately preceding the one-time grant date. This one-time grant vested on January 1, 2018. The above compensation was received for services rendered in 2016 and is not included in the table above.

Also, in 2017, Ms. DeSalva received a one-time grant of Time-Based RSUs for her service as a director in 2017 in an amount equal to the pro rata portion of an annual grant of $175,000, calculated from the date of her appointment on September 19, 2017 and determined by dividing the pro rata portion of $175,000 by the closing price of the company’s common stock on the one-time grant date. This one-time grant vested date on January 3, 2018 and is included in the table above.

In 2016, our Board adopted stock ownership guidelines and stock retention requirements that apply to our non-employee directors and executive officers. Non-employee directors are subject to a stock ownership guideline of six (6) times the annual cash retainer. To determine compliance with these guidelines, generally, common shares held directly or indirectly, and unvested restricted stock units subject solely to time-based vesting, count towards meeting the stock ownership guidelines. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions, are not counted towards meeting the stock ownership guidelines until they have settled or been exercised, as applicable. Until the guidelines are met, 70% of the net shares (after tax withholding) received upon settlement of equity-based awards are required to be retained by the director. As of the Record Date, each of our non-employee directors other than Ms. DeSalva, who joined the Board in September 2017, was in compliance with our stock ownership guidelines. Ms. DeSalva will be required to reach the necessary ownership threshold no later than three years from the date of her appointment as a director of the company.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has been an officer or employee of our company. During our last completed fiscal year, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

Corporate Governance Guidelines and Codes of Ethics

Our Board of Directors is committed to sound corporate governance principles and practices. Our Board adopted the Guidelines on January 16, 2012, and most recently adopted amendments to the Guidelines in March 2016, to, among other matters (i) provide for a robust lead independent director position as described further in “Role of the Board and Board Leadership Structure” above, and (ii) reflect the Board’s commitment, when searching for new directors, to actively seek out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. Our Board continues to seek out highly qualified board candidates who bring relevant expertise and reflect the company’s growing scale and diversity.

The Guidelines serve as a framework within which our Board of Directors conducts its operations. Among other things, the Guidelines include criteria for determining the qualifications and independence of the members of our Board, requirements for the standing committees of our Board, responsibilities for members of our Board, and an annual evaluation of the effectiveness of our Board and its committees. The Nominating and Corporate Governance Committee is responsible for reviewing the Guidelines annually, or more frequently as appropriate, and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our company’s evolving needs.

We have a Code of Business Ethics that applies to our directors and executive officers. This code is designed to deter wrongdoing, to promote the honest and ethical conduct of all employees and to promote compliance with applicable governmental laws, rules and regulations, as well as to provide clear channels for reporting concerns. The Code of Business Ethics constitutes a “code of ethics” as defined in Item 406(b) of Regulation S-K. We intend to satisfy the disclosure requirements under applicable SEC rules relating to amendments to the Code of Business Ethics or waivers from any provision thereof applicable to our principal executive officer, our principal financial officer and principal accounting officer by posting such information on our website pursuant to SEC rules.

17	©2018 XPO Logistics, Inc.

The Guidelines and our Code of Business Ethics are available on our website at www.xpo.com. In addition, you may obtain a printed copy of these documents, without charge, by sending a request to: Investor Relations, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

Exclusive Forum Bylaw Amendment

In March 2017, our Board of Directors approved an amendment of our bylaws in order to provide that certain types of stockholder litigation be litigated exclusively in the Chancery of Court of the State of Delaware, which is our state of incorporation. In adopting the amendment and determining that doing so is in the best interests of our company and our stockholders, our Board considered various factors, including, among others: prevailing market practice and perspectives on such provisions; the importance to our company and our stockholders of reducing litigation costs and preventing corporate resources from being unnecessarily diverted to address duplicative, costly and wasteful multi-forum litigation; the value of facilitating consistency and predictability in litigation outcomes for the benefit of our company and our stockholders; that our company is incorporated under the laws of the state of Delaware; that adopting such an exclusive forum provision covering specified claims does not materially change the substantive legal claims available to stockholders; Section 115 of the Delaware General Corporation Law and case law developments upholding the authority of the board of directors to adopt such a provision and confirming its validity and enforceability; and case law developments outside of Delaware enforcing such provisions.

Director Independence

Under the Guidelines, our Board of Directors is responsible for making independence determinations annually with the assistance of the Nominating and Corporate Governance Committee. Such independence determinations are made by reference to the independence standard under the Guidelines and the definition of “independent director” under Section 303A.02 of the NYSE Listed Company Manual. Our Board of Directors has affirmatively determined that each person who served as a director during any part of 2017, except Mr. Jacobs, our Chairman of the Board and Chief Executive Officer, and Mr. DeJoy, satisfies the independence standards under the Guidelines and the NYSE Listed Company Manual.

In addition to the independence standards provided in the Guidelines, our Board of Directors has determined that each director who serves on our Audit Committee satisfies standards established by the SEC providing that, in order to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not (1) accept directly or indirectly any consulting, advisory or other compensatory fee from our company other than their director compensation, or (2) be an affiliated person of our company or any of its subsidiaries. Our Board of Directors has also determined that each member of the Compensation Committee satisfies the NYSE standards for independence of Compensation Committee members, which became effective on July 1, 2013. Additionally, our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the NYSE standards for independence. In making the independence determinations for each director, our Board of Directors and the Nominating and Corporate Governance Committee analyzed certain relationships of the directors that were not required to be disclosed pursuant to Item 404(a) of Regulation S-K. For Ms. Ashe and Ms. DeSalva, those relationships included ordinary course commercial transactions between our company and entities for which they previously served as executives. For Mr. Jesselson, those relationships included ordinary course commercial transactions between our company and an entity for which Mr. Jesselson is the president. For Dr. Papastavrou, those relationships included ordinary course commercial transactions between our company and an entity for which Dr. Papastavrou is a director. For Mr. Shaffer, those relationships included ordinary course commercial transactions between our company and an entity for which Mr. Shaffer is a director.

Director Selection Process

The Nominating and Corporate Governance Committee is responsible for recommending to our Board of Directors all nominees for election to the Board, including nominees for re-election to the Board, in each case, after consultation with the Chairman of the Board and in accordance with our company’s contractual obligations. Pursuant to the Investment Agreement, JPE has had and may in the future have the contractual right based on its securities ownership, as described above under “Directors,” to designate for nomination by our Board of Directors a certain percentage of the members of our Board of Directors. Subject to the foregoing, in considering new nominees for election to our Board, the Nominating and Corporate Governance Committee considers, among other things, breadth of experience, financial expertise, wisdom, integrity, an ability to make independent analytical inquiries, an understanding of our company’s business environment, knowledge and experience in such areas as technology and marketing, and other disciplines relevant to our company’s businesses, the nominee’s ownership interest in our company, and a willingness and ability to devote adequate time to Board duties, all in the context of the needs of the Board at that point in time and with the objective of ensuring diversity in the background, experience, and viewpoints of Board members. When searching for new directors, our Board endeavors to actively seek out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. Our Board aims to create a team of directors with diverse experiences and backgrounds to provide our complex, global company with thoughtful and engaged board oversight. The Nominating and Corporate Governance Committee assesses the effectiveness of its diversity efforts through periodic evaluations of the Board’s composition.

Subject to the contractual rights granted to JPE pursuant to the Investment Agreement, the Nominating and Corporate Governance Committee may identify potential nominees for election to our Board of Directors from a variety of sources, including recommendations from current directors or management, recommendations from our stockholders or any other source the committee deems appropriate.

18	©2018 XPO Logistics, Inc.

Our Board of Directors will consider nominees submitted by our stockholders subject to the same factors that are brought to bear when it considers nominees referred by other sources. Our stockholders can nominate candidates for election as directors by following the procedures set forth in our bylaws, which are summarized below. We did not receive any director nominees from our stockholders for the 2018 annual meeting.

Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the Secretary of our company not less than 90 days, and not more than 180 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. As more specifically provided in our bylaws, any nomination must include: (i) the nominator’s name and address and the number of shares of each class of our capital stock that the nominator owns, (ii) the name and address of any person with whom the nominator is acting in concert and the number of shares of each class of our capital stock that any such person owns, (iii) the information with respect to each such proposed director nominee that would be required to be provided in a proxy statement prepared in accordance with applicable SEC rules, and (iv) the consent of the proposed candidate to serve as a member of our Board.

Any stockholder who wishes to nominate a potential director candidate must follow the specific requirements set forth in our bylaws, a copy of which may be obtained by sending a request to: Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

Human Capital Management

Our talent management efforts go beyond the director and management level. Our business model relies on our strong customer service culture, which is deeply interconnected with the engagement and satisfaction of all our employees. As we strive to grow our business, we are committed to maintaining XPO’s superior work environment. Our efforts in human capital management focus on enhancing the robust training of our workforce, improving management capabilities and harmonizing best practices across our global operations. We tailor the development plan and management of each operating location to its specific type of operation and labor force. We also conduct quarterly surveys to gauge employee sentiment, and conduct local assessments of the workforce at each site.

Our Chief Human Resources Officer, Meghan Henson, leads the company’s global human resources organization. Ms. Henson is a seasoned innovator with over 15 years of senior experience inside notable companies directing domestic and international human resources operations. Our management team and Board of Directors work together in a transparent manner, allowing for open communication, including with respect to human capital-related matters. Our directors have access to all information about our human capital management operations and plans, and our Chief Human Resources Officer is invited to attend and speak at the meetings of our Board of Directors when appropriate, updating the Board on issues related to talent management and methods used to evaluate the working atmosphere at XPO. Our directors also have opportunities to attend and participate in executive leadership meetings with our mid- and senior-level operating executives. We aim to integrate our human resources functions with our operational objectives.

Stockholder Communication with the Board

Stockholders and parties interested in communicating with our Board of Directors, any Board committee, any individual director, including our lead independent director, or any group of directors (such as our independent directors) should send written correspondence to: Board of Directors c/o Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831. Please note that we will not forward communications that are spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, business solicitations or advertisements.

Stockholder Proposals for Next Year’s Annual Meeting

Stockholder proposals intended to be presented at our 2019 annual meeting of stockholders must be received by our Secretary no later than December 19, 2018, to be considered for inclusion in our proxy materials, pursuant to Rule 14a-8 under the Exchange Act.

As more specifically provided for in our bylaws, no business may be brought before an annual meeting of our stockholders unless it is specified in the notice of the annual meeting or is otherwise brought before the annual meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who has delivered proper notice to us not less than 90 days, and not more than 180 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. Accordingly, assuming that our 2019 annual meeting of stockholders is held on or after May 17, 2019, for example, any stockholder proposal to be considered at the 2019 annual meeting, including nominations of persons for election to our Board of Directors, must be properly submitted to us not earlier than November 18, 2018, nor later than February 16, 2019.

Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request to: Secretary, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

19	©2018 XPO Logistics, Inc.

CERTAIN RELATIONSHIPS AND
RELATED PARTY TRANSACTIONS

Under its written charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving or ratifying any transaction between our company and a related person (as defined in Item 404 of Regulation S-K) that is required to be disclosed under the rules and regulations of the SEC. Our management is responsible for bringing any such transaction to the attention of the Audit Committee. In approving or rejecting any such transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.

Since January 1, 2017, we have not been a participant in any transaction or series of similar transactions in which the amount exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than five percent of our capital stock, or any member of the immediate family of the foregoing, had or will have a material interest, except for the transactions described below or as previously disclosed in this proxy statement.

Pursuant to the Retirement and Release Agreement dated December 7, 2015 between the company and Louis DeJoy, a member of our Board of Directors, the company issued Mr. DeJoy 9,687 shares of the company’s common stock on January 3, 2017.

Also during the year ended December 31, 2017, the company leased office space from three entities partially owned and controlled by Louis DeJoy. In September 2014, in conjunction with the company’s acquisition of New Breed Holding Company, XPO, through certain subsidiaries, entered into four commercial lease agreements covering a total of approximately 142,991 square feet of office space located in High Point, North Carolina, with the entities affiliated with Mr. DeJoy; these lease agreements were set to expire at various dates in 2019. In September 2017, the company entered into four new commercial lease agreements with the entities affiliated with Mr. DeJoy amending and replacing the 2014 lease agreements. The 2017 lease agreements cover a total of approximately 222,060 square feet of office space located in High Point, North Carolina and are set to expire on September 30, 2025. Each of the 2017 lease agreements provide the company, as tenant, with one five-year option period to extend the lease term. The company made rent payments associated with these lease agreements in an aggregate amount of $2.0 million for the year ended December 31, 2017. In addition, the company paid operating expenses in connection with these leased properties of $0.3 million for the year ended December 31, 2017.

20	©2018 XPO Logistics, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our voting securities as of the Record Date by: (i) each person who is known by us, based solely on a review of public filings, to be the beneficial owner of more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) each NEO, and (iv) all executive officers and directors as a group. None of the foregoing persons beneficially owned any shares of equity securities of our subsidiaries as of the Record Date.

Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by the beneficial owner, but not those held by any other person, and which are exercisable or convertible within 60 days, have been exercised or converted.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all voting securities shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table below is care of XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831.

	Shares of		Percentage of	Shares of Series		Percentage of
	Common Stock		Common Stock	A Preferred Stock		Series A Preferred
Name of Beneficial Owner	Beneficially Owned		Outstanding(1)	Beneficially Owned(2)		Stock Outstanding
Beneficial Ownership of 5% or more:

Orbis Investment Management Limited(3)
Orbis House, 25 Front Street
Hamilton Bermuda HM11	19,845,091		16.5%	–		–

Jacobs Private Equity, LLC	19,285,714	(4)	13.8%	67,500		94.4%

The Vanguard Group(5) 100 Vanguard Blvd.
Malvern, PA 19355	10,740,976		8.9%	–		–

Spruce House Investment Management LLC(6) 435 Hudson Street, 8th Floor, New York, NY 10014	7,797,055		6.5%	–		–

Directors:

Gena L. Ashe	6,686	(7)	*	–		–

Louis DeJoy	1,134,686	(8)	*	–		–

AnnaMaria DeSalva	810		*	–		–

Michael G. Jesselson	345,693	(9)	*	725	(10)	1.0%

Adrian P. Kingshott	131,942	(11)	*	300		*

Jason D. Papastavrou	240,817	(12)	*	650	(13)	*

Oren G. Shaffer	64,728	(14)	*	–		–

NEOs:

Bradley S. Jacobs+	19,799,601	(15)	14.1%	67,500		94.4%

Troy A. Cooper	178,396	(16)	*	–		–

John J. Hardig	165,598	(17)	*	–		–

Scott B. Malat	171,525	(18)	*	–		–

Mario A. Harik	220,163	(19)	*	–		–

Current Executive Officers and
Directors as a Group: (12 People)	22,460,646	(20)	15.9%	69,175		96.7%

*	Less than 1%

+	Director and Executive Officer

(1)	For purposes of this column, the number of shares of the class outstanding reflects the sum of: (i) 120,597,574 shares of our common stock that were outstanding as of the Record Date, (ii) the number of shares of our common stock into which the outstanding shares of our preferred stock held by the relevant person, if any, were convertible on the Record Date, (iii) the number of shares of our common stock, if any, which the relevant person could acquire on exercise of options or warrants within 60 days of the Record Date, and (iv) the number of RSUs, if any, held by the relevant person that are or will become vested within 60 days of the Record Date.

21	©2018 XPO Logistics, Inc.

(2)	Each share of our Series A Preferred Stock that was outstanding on the Record Date has an initial liquidation preference of $1,000 per share and is convertible into approximately 143 shares of our common stock at an effective conversion price of $7.00 per share of our common stock. Our Series A Preferred Stock votes together as a single class with our common stock on an as-converted basis, except with respect to certain matters that impact the rights of holders of our Series A Preferred Stock, in which case our Series A Preferred Stock votes separately as a single class.

(3)	Based on Amendment No. 4 to the Schedule 13G filed on February 14, 2018 by Orbis Investment Management Limited (“OIML”), Orbis Investment Management (U.S.), LLC (“OIMUS”) and Allan Gray Australia Pty Ltd (“AGAPL”), which reported that, as of December 31, 2017, OIML beneficially owned 19,592,121 shares, OIMUS beneficially owned 248,657 shares, and AGAPL beneficially owned 4,313 shares. The group has sole voting and sole dispositive power over such shares.

(4)	Consists of 9,642,857 shares of our common stock issuable upon the exercise of 9,642,857 warrants at an exercise price of $7.00 per share of common stock, and 9,642,857 shares of our common stock issuable upon conversion of 67,500 shares of our Series A Preferred Stock. Mr. Jacobs has indirect beneficial ownership of the shares of our common stock and our Series A Preferred Stock beneficially owned by JPE as a result of being its Managing Member. In addition, Mr. Jacobs beneficially owns 263,887 shares of our common stock held directly following the vesting of equity incentive awards and 250,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date. See footnote (15) below.

(5)	Based on Amendment No. 2 to the Schedule 13G filed on February 9, 2018 by The Vanguard Group, which reported that, as of December 31, 2017, The Vanguard Group beneficially owned 10,740,976 shares with sole voting power over 60,850 shares, shared voting power over 17,538 shares, sole dispositive power over 10,672,069 shares and shared dispositive power over 68,907 shares.

(6)	Based on Amendment No. 2 to the Schedule 13G filed on February 14, 2017, filed by Spruce House Investment Management LLC, Spruce House Capital LLC, The Spruce House Partnership LP, Zachary Sternberg, and Benjamin Stein, which reported that, as of December 31, 2016, Spruce House Investment Management LLC beneficially owned 7,750,000 shares, Spruce House Capital LLC beneficially owned 7,750,000 shares, The Spruce House Partnership LP beneficially owned 7,750,000 shares, Zachary Sternberg beneficially owned 7,795,000 shares and Benjamin Stein beneficially owned 7,797,055 shares. Spruce House Investment Management LLC, Spruce House Capital LLC, The Spruce House Partnership LP, Zachary Sternberg and Benjamin Stein have shared voting and dispositive power over 7,750,000 shares of common stock. Zachary Sternberg has sole voting and dispositive power over 45,000 shares. Benjamin Stein has sole voting and dispositive power over 47,055 shares.

(7)	Consists of 6,686 RSUs that are or will become vested within 60 days of the Record Date.

(8)	Includes: (i) 192,086 shares of our common stock beneficially owned by The Louis DeJoy Family Partnership, LLC, of which Mr. DeJoy is the managing member, and (ii) 484,340 shares of our common stock owned by the Louis DeJoy and Aldona Z. Wos Family Foundation, of which Mr. DeJoy is the president.

(9)	Includes: (i) 12,000 shares of our common stock beneficially owned by the SJJ Irrevocable Trust, of which Mr. Jesselson is a trustee, (ii) 12,000 shares of our common stock beneficially owned by the RAJ Irrevocable Trust, of which Mr. Jesselson is a trustee, (iii) 12,000 shares of our common stock beneficially owned by the JJJ Irrevocable Trust, of which Mr. Jesselson is a trustee, (iv) 10,000 shares of our common stock beneficially owned by the Michael G. Jesselson and Linda Jesselson 6/30/93 Trust, of which Mr. Jesselson is a trustee, (v) 10,000 shares of our common stock owned by Mr. Jesselson’s spouse, (vi) 103,572 shares of our common stock issuable upon the exercise of 103,572 warrants at an exercise price of $7.00 per share of our common stock, which warrants are beneficially owned by the Michael G. Jesselson 12/18/80 Trust and the Michael G. Jesselson 4/8/71 Trust, of which trusts Mr. Jesselson is the beneficiary, (vii) 21,322 shares of our common stock issuable upon the exercise of 21,322 warrants at an exercise price of $7.00 per share of our common stock, which warrants are beneficially owned by the Michael G. Jesselson and Linda Jesselson, Trustees UID 6/30/93 FBO Maya Ariel Ruth Jesselson, of which Mr. Jesselson is the beneficiary, (viii) 103,571 shares of our common stock issuable upon conversion of 725 shares of our Series A Preferred Stock, which shares of our Series A Preferred Stock are beneficially owned by the Michael G. Jesselson 12/18/80 Trust and the Michael G. Jesselson 4/8/71 Trust, of which trusts Mr. Jesselson is the beneficiary, (ix) 24,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date, and (x) 3,970 RSUs that are or will become vested within 60 days of the Record Date.

(10)	See clause (viii) of footnote(9).

(11)	Includes: (i) 42,857 shares of our common stock issuable upon the exercise of 42,857 warrants at an exercise price of $7.00 per share of our common stock, (ii) 42,857 shares of our common stock issuable upon conversion of 300 shares of our Series A Preferred Stock, (iii) 24,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable on within 60 days of the Record Date, and (iv) 14,728 RSUs that are or will become vested within 60 days of the Record Date.

(12)	Includes: (i) 1,375 shares of our common stock beneficially owned by the Brett A. Athans Declaration of Trust, of which Dr. Papastavrou is the trustee, (ii) 92,857 shares of our common stock issuable upon the exercise of 92,857 warrants at an exercise price of $7.00 per share of our common stock, which warrants are beneficially owned by Springer Wealth Management LLC, of which Dr. Papastavrou is the owner of 100% of the equity securities, (iii) 92,857 shares of our common stock issuable upon conversion of 650 shares of our Series A Preferred Stock, which shares of Series A Preferred Stock are beneficially owned by Springer Wealth Management LLC, of which Dr. Papastavrou is the owner of 100% of the equity securities, (iv) 24,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date, and (v) 17,228 RSUs that are or will become vested within 60 days of the Record Date.

(13)	See clause (iii) of footnote (12).

(14)	Includes: (i) 8,500 shares of our common stock issuable upon the exercise of 8,500 warrants at an exercise price of $7.00 per share of common stock, (ii) 24,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date, and (iii) 19,728 RSUs that are or will become vested within 60 days of the Record Date.

(15)	Mr. Jacobs has indirect beneficial ownership of the shares of our common stock and our Series A Preferred Stock beneficially owned by JPE as a result of being its Managing Member. See footnote (4). Also includes 263,887 shares of our common stock held directly by Mr. Jacobs following the vesting of equity incentive awards and 250,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date.

(16)	Includes: (i) 10,000 shares of common stock issuable upon the exercise of 10,000 warrants at an exercise price of $7.00 per share of common stock, and (ii) 25,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date.

(17)	Includes 50,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date.

(18)	Includes: (i) 12,750 shares of our common stock issuable upon the exercise of 12,750 warrants at an exercise price of $7.00 per share of common stock, and (ii) 48,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date.

(19)	Includes 135,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date.

(20)	Includes: (i) 9,934,715 shares of our common stock issuable upon the exercise of 9,934,715 warrants at an exercise price of $7.00 per share of our common stock, (ii) 9,882,142 shares of our common stock issuable upon conversion of 69,175 shares of our preferred stock, (iii) 604,000 shares of our common stock issuable upon the exercise of options that are or will become exercisable within 60 days of the Record Date, and (iv) 62,340 RSUs that are or will become vested within 60 days of the Record Date.

22	©2018 XPO Logistics, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes XPO’s executive compensation program for 2017. The Compensation Committee of our Board (referred to as the “Committee” in this section) oversees our executive compensation program and practices. In this section, we explain how and why the Committee made its 2017 compensation decisions for the following NEOs:

NEO	TITLE
Bradley S. Jacobs	Chairman and Chief Executive Officer
Troy A. Cooper	Chief Operating Officer
John J. Hardig	Chief Financial Officer
Scott B. Malat	Chief Strategy Officer
Mario A. Harik	Chief Information Officer

Executive Summary

2017 Highlights

Throughout 2017, our NEOs executed our strategy for high growth and high returns, successfully meeting rigorous financial performance goals and continuing to grow XPO as one of the ten largest logistics companies in the world. During this period, we continued to execute our strategy and optimize our operations as a highly efficient, integrated network of people, technology and physical assets; we enhanced our leadership positions in high-growth sectors such as last mile logistics and e-commerce order fulfillment; we helped more than 50,000 customers manage their goods more efficiently throughout their supply chains; we refinanced all of our bank debt at lower rates; and we completed a public equity offering that has provided additional funding for future acquisitions. Our success is a result of having strong leadership, excellent operators, a motivated workforce engaged in our vision, a culture of accountability and meticulous growth plans for each line of business. As of December 31, 2017, our network encompassed over 95,000 employees and 1,455 locations in 32 countries, primarily in North America and Europe.

For the full year 2017, our company:

∎	Reported net income attributable to common stockholders of $312.4 million, compared with $63.1 million for 2016;

∎	Achieved an absolute total stockholder return (“TSR”) of 112%, well above the TSRs of the S&P 500 (22%) and the Dow Jones Transportation Average (19%); and

∎	Created approximately $6.7 billion of stockholder value in 2017, measured based on the price per share of our common stock of $91.59 and $43.16 on December 29, 2017 and December 30, 2016, respectively.

The significant progress made by our NEOs in 2017 has put us in a position of considerable strength to continue to execute our strategy for high growth and high returns in 2018 and beyond. Our focus remains on further enhancing the value we bring to customers, while optimizing our existing operations by growing our sales force, implementing advanced technology, cross-selling our services, leveraging our company-wide capacity and considering strategic acquisitions.

In 2018, we will continue to benefit from the numerous efficiencies we implemented throughout 2017 in procurement, real estate, back-office operations and workplace technologies. We have more savings to realize in each of these areas. We will also achieve further savings with cross-dock and warehouse automation, labor productivity, and the global adoption of best practices. We are marketing our services with a high-caliber sales organization that draws on our total supply chain offering to help customers operate more efficiently. On the technology front, we have exciting developments underway with intelligent machines, customer service mobility, our digital freight marketplace and the use of dynamic data science.

We have met or exceeded every financial target we have issued from 2012 through 2017. We expect our 2018 performance to once again outpace the industry and deliver at least 17% adjusted EBITDA growth. Our full-year target for adjusted EBITDA is at least $1.6 billion for 2018. We expect our 2017–2018 cumulative free cash flow to be approximately $1 billion, which is $100 million higher than our original target.

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2017 Profit Growth

The fourth quarter of 2017 marked the company’s seventh consecutive profitable quarter and the completion of the sixth year in a row in which we met or exceeded our financial targets. Key financial highlights are summarized below.

(in millions, except per share data)

* As defined in Annex A

Total Stockholder Return

The preeminent focus of our company’s leadership team is to deliver meaningful value to our stockholders through the execution of our strategy. Our operational excellence and effective implementation of our strategy over the past five-plus years has resulted in significant outperformance in stockholder return. XPO’s 112% TSR over 2017 ranked first among its peers and outperformed both the S&P 500 and Dow Jones Transportation Average indices (refer to the list of peers delineated under “The Committee’s Compensation Decision-making Process”, Key Factor number 3).

Note: TSR calculations reflect the relevant trading price of our common stock and that of the relevant indices as of the last trading day of the calendar years 2017, 2016, 2015, 2014, 2013 and 2012, as reported by Bloomberg Finance L.P.

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Result of Stockholder Advisory Vote and Stockholder Outreach

We conducted our annual stockholder advisory vote on executive compensation at our 2017 annual meeting of stockholders on May 10, 2017. While this vote was not binding on our company, our Board or the Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views on our executive compensation philosophy, our executive compensation program and policies, and our decisions regarding executive compensation, all as disclosed in our proxy statement. At our 2017 annual meeting, approximately 62.2% of the votes cast on the advisory vote on executive compensation were in favor of our NEO compensation program.

We were disappointed by the significant percentage of negative votes, even though the advisory vote obtained majority support. In response, we organized a stockholder outreach effort to gather direct, constructive feedback about executive compensation and other governance matters. We asked twelve of our most significant stockholders – who collectively held 56% of our outstanding common stock – to discuss executive compensation and other governance matters with us. Four of these stockholders responded with interest in having a dialogue on executive compensation and subsequently engaged in discussions with representatives of the company, including our Chief Human Resources Officer, our Senior Vice President, Corporate Counsel, and our Senior Vice President of Compensation and Benefits, and, in one case, upon the request of one stockholder, the Chair of the Committee.

The following themes emerged from these stockholder discussions in relation to executive compensation:

∎	The provision of additional context and transparency with respect to the factors that were considered by the Committee when determining the annual incentive awards of our NEOs, along with the process by which the Committee arrived at its decisions, would assist stockholders in evaluating our executive compensation program. This includes providing additional information about peer group comparisons used for market alignment on pay levels.

∎	The supplemental disclosure provided in 2017 contained helpful clarifications regarding the structure of both our short-term and long-term executive pay programs, and similar types of descriptions should be included more formally in the Compensation Discussion and Analysis section of the proxy statement going forward.

∎	Greater clarity should be provided regarding the purpose of the multi-year performance-based restricted stock unit (“PRSU”) awards that were granted to our NEOs in 2016. While there was no objection made to the structure of the program itself, suggestions were made with respect to designing, at an appropriate time in the future, a more conventional annual program for long-term incentives, rather than awarding periodic longer-term grants.

The Committee reviewed and considered these stockholder perspectives and, in response, the discussion that follows provides a more comprehensive review of the Committee’s approach to executive pay decisions, including detailed performance results that were considered for each NEO. In addition, the Committee has not authorized additional long-term incentive grants to our NEOs since 2016 and, as described under the heading “Executive Compensation Outcomes for 2017—Long-Term Incentive Program,” the equity awards granted in 2016 continue to be subject to high growth financial targets, vesting conditions, and clawback, both during the vesting period and after payout based on the circumstances specified in the terms of the awards.

Our Executive Compensation Governance Framework

Compensation Structure

The general framework for our compensation packages includes fixed base salaries and variable incentive compensation consisting of annual cash incentives and equity grants that emphasize pay for performance and, in the case of equity-based grants, achievement of long-term performance goals. The Committee has tended to heavily weight our NEOs’ compensation towards variable incentive compensation rather than base salary. The Committee believes that its emphasis on variable annual cash incentives and long-term equity-based awards allows it to retain significant flexibility and discretion from year to year in order to strongly motivate our NEOs. Specifically, the total reward package for each of our NEOs reflects assessments of individual responsibilities, contributions to corporate performance, the company’s trend on total stockholder return and overall company success in reaching strategic goals.

Role of the Committee

The Committee is responsible for approving our compensation philosophy and overseeing our executive compensation program in a manner consistent with such compensation philosophy. The Committee is tasked with reviewing the annual and long-term performance goals for our NEOs, evaluating and approving award grants under incentive compensation and equity-based plans, and reviewing and approving all other compensation and benefits for our NEOs on an ongoing basis. The Committee acts independently but works closely with our full Board and executive management in making many of its decisions. To assist it in discharging its responsibilities, the Committee has retained the services of Semler Brossy, as discussed further below.

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Role of Management

Executive management provides input to the Committee as it establishes, reviews and evaluates executive compensation packages and policies, including with respect to the design of our executive compensation program. In particular, our CEO, Mr. Jacobs, provides recommendations as to proposed compensation actions with respect to our executive team, but not with respect to his own compensation. The Committee carefully and independently reviews the recommendations of management, without members of management present, and consults its independent advisor before making its final determinations. We believe this process ensures that our executive compensation program effectively aligns with our compensation philosophy and our stockholders’ interests.

Role of the Committee’s Independent Compensation Consultant

The Committee directly retained Semler Brossy as its independent advisor in 2011 and continues to work with it on all compensation governance matters. During 2017, Semler Brossy supported the Committee in: reviewing the reasonableness of the 2017 compensation packages and long-term incentive grants for the NEOs and our other senior officers; providing analysis and guidance on the CEO’s pay level relative to performance; reviewing this Compensation Discussion and Analysis and the related tables and narratives; assessing the risks associated with the company’s overall compensation policies and practices; monitoring trends and evolving market practices in executive compensation; and providing general advice and support to the Committee and Committee Chair. Semler Brossy does not provide any other services to the Committee or the company.

As part of the annual performance evaluation of its independent compensation consultant, the Committee considered Semler Brossy’s independence in light of applicable SEC rules and NYSE listing standards. After taking into account: (i) Semler Brossy’s absence of relationships with management and the members of the Committee, (ii) Semler Brossy’s internal policies, and (iii) other information provided to the Committee by Semler Brossy, the Committee determined that Semler Brossy’s work did not raise any conflicts of interest that would prevent it from serving as an independent compensation consultant to the Committee.

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Our Compensation Philosophy

Our executive compensation philosophy is to align the interests of our NEOs with the interests of our stockholders and to ensure that the total compensation paid to our NEOs is reasonable, competitive and provides appropriate incentives to motivate and retain our executive leadership.

KEY OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAM
1	Align executive compensation with long-term stockholder value	∎

We place significant emphasis on long-term, forward-looking, performance-based compensation that is dependent on the successful growth of our stock price, and that requires attainment of rigorous financial and strategic execution goals.

		∎	Our long-term focus promotes unified emphasis on the execution of our strategy, which we believe will create long-term stockholder value.
2	Strongly correlate pay with financial and individual performance	∎

The Committee considers four key company metrics in determining the total reward for our NEOs (among other supplemental measures), and monitors progress against these metrics through regular engagement with the CEO throughout the year, and open attendance at companywide quarterly operating review meetings:

1 Adjusted EBITDA (as defined in Annex A)

2 Organic Revenue Growth (as defined in Annex A)

3 Free Cash Flow (as defined in Annex A)

4 TSR

∎

Additionally, individual NEO performance and contributions relative to both financial and non-financial leadership goals are considered in determining annual incentive payouts as described under the heading “Assessment of Other NEOs’ Performance and Contributions for 2017.”

∎

The Committee also reviews and certifies performance attainment on outstanding performance-based stock grants previously awarded to the NEOs, which are pegged to a variety of financial indicators, including stock price, adjusted earnings per share and adjusted free cash flow per share.

3	Attract, retain and motivate high- performing executive talent	∎

We operate in a highly competitive market for executive talent; as such, we believe it is essential to attract, retain and motivate a high-performing executive team with market-competitive pay opportunities that deliver the majority of pay in at-risk elements.

∎

In order to inform its decision-making, the Committee reviews market analysis of total reward levels for our NEO positions at similarly sized companies (from a revenue perspective) across diverse industries, using data from proprietary competitive analysis provided by Willis Towers Watson (“WTW”), a compensation consultant that specializes in conducting general industry compensation surveys. Semler Brossy also provides supporting analysis using the prior year’s annual proxy statement disclosures of our peer group companies.

∎

XPO continues to attract top talent at executive levels to lead key positions throughout the company, as we strive to be the best in the industry at delivering high-quality service to our customers, increasing value for our stockholders, and demonstrating the highest regard for our employees. Numerous executives from highly regarded companies in the Fortune 500 have been hired into key leadership positions at XPO in both business unit and corporate functions in 2017.

HOW WE MEET THESE OBJECTIVES: ENSURING SOUND GOVERNANCE IN EXECUTIVE COMPENSATION

The company has adopted a compensation governance framework that includes the components described below, each of which the Committee believes reinforces the company’s executive compensation philosophy and objectives.

1

Significant Emphasis on Variable Compensation: Our executive compensation program is heavily weighted towards variable compensation, including long-term incentives, such as cash-settled PRSUs and annual short-term cash incentives. See “Executive Compensation Structure–Total Reward Component Mix”.

2

Substantial Portion of Compensation Subject to Creation of Stockholder Value: All of the long-term incentive awards granted to our NEOs are subject to meaningful stock price and/or earnings-related performance goals with service-based vesting periods. Collectively, our NEOs hold approximately 690,000 vested shares, subject to lock-up restrictions through September 2, 2018.

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3

Stock Ownership Guidelines and Stock Retention Requirements: Our Board has established stock ownership guidelines for our NEOs to further align the interests of our executives with those of our stockholders. In addition, we believe that maintaining equity ownership in our company will mitigate a number of risks, including risks related to executive retention and undue risk- taking. The following guidelines for equity ownership are expressed as a multiple of each executive’s annual base salary:

			NEO	Stock Ownership Requirement (as a multiple of annual base salary)
			CEO	6
			Other NEOs	3
To determine compliance with these guidelines, generally, the following count towards meeting the stock ownership guidelines:
	∎	Common shares held directly or indirectly, and
	∎	Unvested restricted stock units subject solely to time-based vesting.

Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions, are not counted towards meeting the stock ownership guidelines until they have settled or been exercised, as applicable.

Until the guidelines are met, 70% of the net shares (after tax withholding) received upon settlement of equity-based awards are required to be retained by the executive.

Currently, each of our NEOs is in compliance with our stock ownership guidelines and, in particular, Mr. Jacobs exceeds the guidelines by a very significant degree, thereby closely aligning the interests of our NEOs with the interests of our stockholders.

4

Lock-up Restrictions on All Equity Awards: Our NEOs have been subject to lock-up restrictions that generally prohibit the sale of any shares of our common stock delivered pursuant to equity awards granted by our company after 2013 until September 2, 2018.

5

Clawback Policy: Our NEOs are subject to clawback restrictions with respect to long-term and annual short-term incentive compensation. The Committee is focused on mitigating risk associated with the company’s compensation program for NEOs and believes that clawback provisions are an important tool.

Long-Term Incentive
Each NEO’s employment agreement includes a clawback provision under which the NEO may be required, upon certain triggering events, to repay all or a portion of long-term incentive compensation that was previously paid (including proceeds from previously-
exercised and vested equity-based awards), and to forfeit unvested equity-based awards. These clawback provisions are generally triggered if the NEO:
		∎	Has engaged in fraud or other willful misconduct that contributes materially to any significant financial restatements or material loss to our company or any of our affiliates;
		∎	Is terminated for Cause (as defined in the employment agreement); or
		∎	Breaches the restrictive covenants that are applicable under his employment agreement.
Annual Short-Term Incentive

In addition, if the NEO has engaged in fraud or other willful misconduct that contributes materially to any financial restatements or material loss to the company or any of its affiliates, the company may require repayment by the NEO of any cash bonus or annual bonus previously paid (net of any taxes paid by the NEO on such bonus), or cancel any earned but unpaid cash bonus or annual bonus, or adjust the future compensation of the NEO, in order to recover an appropriate amount with respect to the restated financial results or the material loss. Furthermore, a portion of the NEOs’ 2016 short-term incentive award continues to be subject to repayment if the NEO leaves the Company for any reason (other than following a change in control) prior to April 2019.

Additional Provision

To the extent that the rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act are broader than the clawback provisions contained in the employment agreements that are applicable to our NEOs, our NEOs will be subject to additional clawback provisions pursuant to such rules as described under the heading “Employment Agreements with NEOs—Clawbacks”.

6	Restrictive Covenants: Our NEOs are subject to comprehensive non-competition and other restrictive covenants.
7

No Stock Option Repricing or Discounted Exercise Price: Our company’s equity incentive plan does not permit either stock option repricing without stockholder approval or stock option grants with an exercise price below fair market value.

8

No Tax Gross-Ups: Our company does not provide tax gross-ups on any benefits or perquisites, including severance payments and other benefits received in connection with, or following, a change in control.

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9

No Pledging or Hedging of Company Stock: Under our insider trading policy, our company’s directors and executive officers, including the NEOs, are prohibited from pledging or holding company securities in a margin account without pre-clearance. In addition, such persons are prohibited from engaging in hedging transactions without pre-clearance, such as prepaid variable forwards, equity swaps, collars and exchange funds or any other transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities.

10

No Exceptional Perquisites: Our NEOs have no guaranteed bonuses, no supplemental pension or retirement savings beyond what is provided broadly to all XPO employees, and no additional perquisites such as executive health services, club memberships, relocation assistance, stipends or financial planning services.

11

Independent Compensation Consultant: The Committee retains an independent compensation consultant who performs services only for the Committee, as discussed more fully in “Our Executive Compensation Governance Framework”.

Executive Compensation Structure

Our executive compensation program consists of three primary elements: base salary, annual short-term incentive awards and long-term incentive awards. Each of these elements is described in more detail below:

ELEMENT		OBJECTIVE	MECHANICS
1	Base Salary	Provide a competitive fixed component of compensation for services performed during the year, commensurate with the scope and scale of role.

Reviewed against the executive’s experience and responsibilities, and for competitiveness against XPO’s peer group and broader market data as described below under “The Committee’s Compensation Decision-Making Process”.

2	Annual Short-Term Incentive	Offer an annual cash compensation opportunity based upon achievement of both financial and strategic objectives at the company, business unit and individual levels.

Target bonuses are established as a percentage of base salary, with the ultimate outcome based on individual and company performance (including a focus on TSR), and are subject to clawback under certain conditions.

3	Long-Term Incentive

Align the interests of our executives with those of our stockholders through the use of long- term incentive awards that reward executives for achievement of pre-determined financial goals and increases in our stock price over time.

The NEOs were granted PRSUs in 2016 with performance goals based on annual adjusted cash flow per share for the multi-year period from 2016 to 2019. The PRSUs are subject to clawback under certain conditions.

No additional long-term incentive grants have been made to our NEOs since 2016.

TOTAL REWARD COMPONENT MIX

Because the Committee feels strongly that executive compensation should be tightly linked to both company and individual performance, the executive compensation for our NEOs is heavily weighted towards equity-based and variable cash incentive awards. The Committee believes that the mix outlined below is appropriate to drive execution of our long-term strategy and to further align the interests of our NEOs with those of our stockholders.

CEO’s 2017 Target Total Reward Mix	Other NEOs’ 2017 Target Total Reward Mix
Note: Long-Term Incentive reflects annualized cash PRSU grant-date value

∎ At target, 90% of our CEO’s 2017 total reward is incentive-based, and 80% is based on the achievement of long-term performance goals	∎ For other NEOs, on average, 75% of the 2017 target total reward is incentive-based, and 50% is based on achievement of long-term performance goals

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The Committee’s Compensation Decision-Making Process

The Committee believes that its holistic approach to evaluating individual and company performance promotes greater alignment than overly formulaic programs, which may skew incentives. Using discretion to make its determinations on the NEOs’ total pay levels allows the Committee to enforce a balanced, multi-dimensional approach to executive compensation that incorporates a review of achievement against goals established at the beginning of the year, as described below.

KEY FACTORS CONSIDERED IN DETERMINING EXECUTIVE COMPENSATION
1	The company’s financial results relative to Board-reviewed and publicly disclosed targets for 2017

∎   Overall, under the persistent leadership of our NEOs, XPO generated record results in 2017 on nearly all financial measures, reaching or exceeding the high-growth financial targets established by management and the Board.

∎   As part of the company’s budget and forecast processes, management set goals, reviewed and agreed to by the Board, on several key measures, as outlined below in Key Measures 1-3. Achievement against these measures was considered by the Committee when determining 2017 annual incentives for the NEOs. In addition, TSR performance—both in absolute and relative terms—forms a strong underpinning to the Committee’s decision-making framework.

		Measure	2017 Forecast		Achievement
	Key Measures	1. Adjusted EBITDA, excluding our divested North American truckload unit *	$1.365 billion	✓	$1.367 billion (+17% versus 2016)
		2. Organic Revenue Growth*	Mid-single digit year over year growth	✓	Up 7% versus 2016
		3. Free Cash Flow*	At least $350 million	✓	$374 million (+77% versus 2016)
		4. Annual TSR	Expectation: Alignment with relevant indices	✓	XPO: 112% Dow Jones Transportation Average: 19% S&P 500 Index: 22% Ranked #1 relative to peer group
* As defined in Annex A

∎   Gating threshold to establish eligibility for short-term incentive payout: In March 2017, for each NEO, the Committee established a target annual cash incentive award for 2017 under the terms of our 2016 Omnibus Incentive Compensation Plan. Pursuant to the terms of the awards, the Committee set a performance goal that the company’s adjusted EBITDA for 2017 must equal or exceed approximately 75% of the forecasted adjusted EBITDA for 2017 in order for each NEO to become eligible for any short-term incentive award. Therefore, achievement of this EBITDA threshold, which ultimately occurred, was a requirement for payment of any annual short-term incentive in 2017.

∎   The Committee also evaluated and certified goal attainments associated with previously-awarded stock grants that had vesting events relevant to performance year 2017, representing a strong composite profile of overall company performance:

		Measure	2017 Performance Goal		Achievement
	Certification of Performance for Prior Equity Awards	Adjusted Free Cash Flow Per Share	$3.96	✓	Surpassed goal
		Adjusted Earnings Per Share	$2.75	✓	Surpassed goal
		Stock Price at $60 or above for 20 consecutive trading days prior to April 2, 2018	Achieve minimum target share price	✓	Surpassed $60 stock price goal well in advance of the April 2, 2018 date

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2	The current value of realized and future realizable payouts of previously awarded stock compensation
	∎ The Committee evaluated the current values of the PRSUs granted in 2016 for each NEO at various stock price levels.
	∎ In particular, attention was focused on the current value of the one-quarter tranche of the 2016 PRSUs that was due to settle in February 2018 upon the Committee’s certification.

∎    The Committee considered the substantial appreciation in the value of this PRSU award relative to the sizing of the 2017 short-term annual incentive and moderated the short-term annual incentive payout percentage relative to target opportunity, despite the record results noted above for 2017.

	In addition, no incremental equity compensation was granted for performance in 2017, in light of:

•  The significant grant value and current value of the 2016 PRSU awards, which were granted in connection with the NEOs’ February 2016 employment agreements and were intended to cover a multi-year period; and

	• The current value of other vested and unvested equity awards held by the NEOs, which are restricted from sale until September 2, 2018 and hold sufficient retentive value at present.
3	Analysis of total reward levels for our NEO positions relative to core peer group and general industry

∎    The Committee, with input from management and Semler Brossy, reviewed and approved the peer group used in evaluating executive compensation to ensure that the selected companies continue to reflect certain characteristics comparable to XPO.

∎    These peer group characteristics include being in the transportation and logistics industry and having annual revenue greater than one-quarter of XPO’s revenue. The peers comprising the 2017 peer group represent most of our publicly traded competitors and, in the Committee’s view, were reasonable given the revenue scale of XPO in 2017.

∎    While we monitor the structure of our peers’ pay programs, the Committee does not target a specific percentile positioning against the peer group. In addition, the Committee does not target a specific mix between cash and equity or short-term and long-term compensation relative to the mix used by peer group companies. The peer group for 2017 consisted of the following logistics and distribution or trucking companies:

	Peer Name	Ticker Symbol	2017 Annual Revenue ($ in millions)
	United Parcel Service, Inc.	UPS	$65,872
	FedEx Corp.	FDX	$60,319
	Union Pacific Corp.	UNP	$21,240
	C.H. Robinson Worldwide, Inc.	CHRW	$14,869
	CSX Corp.	CSX	$11,408
	Norfolk Southern Corp.	NSC	$10,551
	Ryder System, Inc.	R	$7,330
	J.B. Hunt Transport Services, Inc.	JBHT	$7,190
	Expeditors International of Washington, Inc.	EXPD	$6,921
	YRC Worldwide, Inc.	YRCW	$4,891
	Swift Transportation Co.	SWFT	$*

	XPOLogistics, Inc. (as reported)	XPO	$15,381
	Percent Rank		64P
	* 2017 annual revenue data not available due to the merger of Swift Transportation Co. and Knight Transportation, Inc. in 2017.

∎    For 2017, based on the advice of Semler Brossy, the Committee removed two companies from the peer group (Hub Group Inc. and Landstar Systems, Inc.) and added five companies (CSX Corp., FedEx Corp., Norfolk Southern Corp., Union Pacific Corp. and United Parcel Service, Inc.). These actions were undertaken to ensure that the size of companies in the peer group accurately reflected XPO’s significant increase in scale following the integration of our completed acquisitions.

∎    Semler Brossy analyzed competitive pay levels of comparable NEOs using the most recent annual proxy statement disclosures for our peer group companies. To supplement this data, management provided a competitive market analysis retrieved from the WTW general industry executive compensation survey, which offered insight into the lower quartile, median and upper quartile of all compensation components for executive positions spanning 39 companies that ranged from $15 billion to $20 billion in total net revenues, excluding companies in the Banking industry. Given the significant number of senior executives hired into the company across diverse industries, management felt that comparing our NEOs to other companies of similar size and scale would provide a more comprehensive and multi-dimensional view of the market landscape.

∎    The analysis across these two data sets was reviewed with the Committee, and demonstrated lower quartile alignment with respect to total cash compensation and more competitive levels of pay when incorporating current value of the annualized PRSU grant from 2016.

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4	NEOs’ Individual Performance and Contributions to the Company during 2017
	∎	The Committee, in consultation with our CEO (except with respect to his own performance assessment), assessed the performance of each NEO.
∎

For 2017, the Committee determined that our company accomplished and exceeded its key financial and strategic objectives for the year, as outlined above in key factor number one. Under the leadership and guidance of our NEOs, in 2017 we met rigorous financial performance goals, grew the company with exceptionally strong TSR, and continued to optimize our existing operations.

	∎	Each of the NEOs was determined to have contributed significantly to the company’s achievements during 2017.
∎

In determining the 2017 total reward for the NEOs, the Committee’s goal was to recognize and reward each NEO’s performance, while also awarding short-term incentive awards that had the effect of relatively balancing total cash compensation across the group of NEOs, with consideration to each NEO’s job responsibilities and position.

∎

In determining Mr. Jacobs’ 2017 total reward, the Committee considered the strong financial results achieved by the company under Mr. Jacobs’ leadership, including achievements in addition to the measures noted above, such as EPS and net income growth. The Committee also considered Mr. Jacobs’ achievements on other 2017 strategic objectives, including those summarized in the table below.

The Committee’s Assessment of CEO Performance and Contributions for 2017

1	PROFIT GROWTH

The fourth quarter of 2017 marked the company’s seventh consecutive profitable quarter and the completion of the sixth year in a row in which we met or exceeded our financial targets. Record achievements were generated in adjusted EBITDA, revenue, cash flow and EPS. Key financial highlights for full year 2017 include:

		∎	Adjusted EBITDA, excluding our divested North American truckload unit*, increased 17% year-over-year to $1.37 billion
		∎	Adjusted net income growth* of 104.5% year-over-year to $248.5 million
		∎	Overall year-over-year revenue increase of $761.4 million (7% organic revenue growth* since 2016)
		∎	Free cash flow* achievement of $374 million, 77% higher than 2016
		∎	Adjusted EPS* increase of 95% and GAAP EPS increase of more than 360% versus 2016
		∎	One-year TSR of 112%, along with three-year and five-year returns of 124% and 427% respectively
* As defined in Annex A
2	BUSINESS GROWTH	Mr. Jacobs successfully managed the company’s rapid growth while earning multiple accolades inside and outside of the industry, including:
		∎	XPO’s rise to #191 on the Fortune 500, while being recognized as the fastest-growing U.S. transportation company on the list (after first ranking in the Fortune 500 in 2016)
		∎	XPO named the top performer on Forbes’ Global 2000 list of the world’s largest companies
		∎	XPO named the largest logistics company in the world by Transport Topics, based on 2016 net revenue
3	LEADERSHIP OF THE COMPANY	Under Mr. Jacobs’ leadership, we continued to build a global culture and a deep bench of best-in-class operators leading our lines of business, all focused on driving results.
		∎	Mr. Jacobs has led the company to a position as the industry’s foremost champion of technology, creating the foundation for an important competitive moat
		∎	Fortune magazine named XPO one of the “World’s Most Admired Companies”
		∎	Forbes magazine named XPO one of “America’s Best Employers” in its annual survey of more than 30,000 workers from all industries
		∎	Numerous executives from highly regarded companies in the Fortune 500 were hired into key leadership positions at XPO in both business unit and corporate roles

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4	EMPLOYEE ENGAGEMENT

Mr. Jacobs conducts quarterly employee engagement surveys which are sent to approximately 36,000 employees across our global workforce. In these surveys, he solicits feedback on employee satisfaction and encourages ideas for improvement. Employee satisfaction ratings and the percentage of satisfied employees increased meaningfully between the first and fourth quarters of 2017.

5	INCLUSION OF OUR BOARD	Mr. Jacobs engages Board members in internal business reviews, enabling real-time interaction and discussion:
		∎	Board members are invited to attend quarterly business reviews and hear firsthand the status of each major business and function against quarterly and annual business goals
		∎	Directors engage in discussions with management on topics such as existing and future strategies for advancing the quality and profitability of the business

Based on the accomplishments noted above, Mr. Jacobs’ short-term incentive was awarded at 120% of target opportunity. The Committee believes that this decision appropriately aligns Mr. Jacobs’ 2017 short-term pay with 2017 performance. Additionally, as with all other NEOs, Mr. Jacobs did not receive an additional equity award for performance in 2017.

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Assessment of Other NEOs’ Performance and Contributions for 2017

In reviewing the CEO’s recommendations and approving the NEOs’ annual short-term incentive awards for 2017, the Committee considered the overall performance of the company, the company’s achievement of its strategic objectives, the importance of each NEO’s position in relation to the holistic operation of the company, and the CEO’s assessment of each NEO’s performance and contributions to the company. Below are highlights of the NEO achievements for 2017:

NEO	2017 ACHIEVEMENTS
TROY A. COOPER Chief Operating Officer	As Chief Operating Officer and, for the first half of 2017, Chief Operating Officer and Chief Executive Officer for Europe, Mr. Cooper:
STI Outcome vs. Target: 120%	∎	Focused on accelerating the growth and momentum of the company and its transportation segment. This required a particular emphasis on driving sales organizational change and effectiveness in small freight shipping, Europe and the global strategic account management organization

	∎	Oversaw operations, resulting in strong returns and record earnings, particularly across the company’s transportation segment, including:
• Full-year revenue increase of 4%, to $9.8 billion;
• Adjusted EBITDA* increase of 10%, to $1.028 billion; and
• Operating income increase of 23%, to $538.8 million for full year and increase of 58%, to $132.8 million for the fourth quarter
∎	Expanded the company’s position as the largest e-commerce fulfillment provider in Europe and the largest last mile provider for heavy goods in North America, leading to 21% North American revenue growth in last mile in the fourth quarter and the launch of last mile operations in Europe

∎	Accomplished numerous key strategic initiatives, including harmonizing the company’s North America transport businesses under one management structure and upgrading the sales organization across North America and Europe

* As defined in Annex A
JOHN J. HARDIG Chief Financial Officer

As Chief Financial Officer, Mr. Hardig has led the company’s cost management initiatives and identified long-term cost management opportunities throughout the organization, resulting in significant savings. In 2017, Mr. Hardig:

STI Outcome vs. Target: 116%	∎	Presided over an increase in the company’s cash flow from operations and free cash flow to record levels
	∎	Renegotiated the terms of outstanding loans to reflect the company’s significant growth in size, financial stability and free cash flow
	∎	Actively managed the company’s real estate portfolio
	∎	Established a shared services model for the company’s financial operations with lower-cost locations throughout the United States, Europe and Asia
	∎	Streamlined the company’s financial operations through the implementation of more efficient systems and processes
	∎	Achieved an annual run rate of over $120 million in procurement savings
	∎	Evaluated multiple acquisition opportunities to ensure that any impending transaction is optimal for the company’s business model and long-term earnings potential
SCOTT B. MALAT	As Chief Strategy Officer, Mr. Malat:
Chief Strategy Officer	∎	Engaged with important customers to strengthen company relationships as the key transportation and logistics provider
STI Outcome vs. Target: 115%	∎	Took a leading role in the execution of our equity fundraising transaction in July 2017
	∎	Conducted research and analysis in connection with the company’s efforts to identify, refine and evaluate potential acquisition opportunities
∎	Held over 700 discussions with stockholders throughout 2017 to promote transparency and dialogue surrounding the company’s business strategy, plans for future growth, and its commitment to demonstrating a high regard for all stakeholders

34	©2018 XPO Logistics, Inc.

MARIO A. HARIK Chief Information Officer	As Chief Information Officer, Mr. Harik:
STI Outcome vs. Target: 115%	∎	Led the strategy to build and adopt cutting-edge technological solutions for the company’s internal operations to deliver end-to-end logistics solutions to customers
	∎	Implemented efficient technological solutions that kept the company under the allotted budget for technology in 2017
∎	Furthered the company’s scientific data analysis and data protection initiatives by hiring a new Chief Information Security Officer, IT leads for infrastructure and business units, and over 100 big data scientists

	∎	Implemented an industry-first approach to transportation management, supporting customer visibility of all lines of business through a single, unified technology platform
	∎	Launched Drive XPO, a mobile app for carriers that streamlines the experience of locating, bidding on, securing and transporting loads
∎	Facilitated the implementation of more than 14,000 handheld devices and inspection tablets for small freight drivers and dock workers, enhancing productivity and revenue collection from accessorial services

	∎	Launched a new less-than-truckload interface for customers, including tools for delivery management, pick-up management, planning and budgeting

Executive Compensation Outcomes for 2017

∎	Base Salary: No change was made to our NEO base salaries in 2017. NEO base salaries have remained the same since they were increased in 2016 in connection with the renewal of our NEO employment agreements.

∎	Annual Short-Term Incentive: Our company’s strong financial performance and TSR, and the Committee’s assessment of both company and individual performance during 2017 led to above-target annual short-term incentive payouts for the NEOs, as shown in the tables below.

∎	Long-Term Incentive: NEOs earned the second of four tranches of the 2016 PRSU awards because our company’s actual 2017 adjusted cash flow per share exceeded the goal of $3.96. No additional long-term incentive grants have been made to our NEOs since 2016. The impact of the 2016 PRSU grant on each NEO’s total direct compensation (which we sometimes refer to as “total reward”) is shown in the column titled “Total Direct Compensation / Total Reward” in the tables below. A recapitulation of the key features and original grant amounts of the 2016 PRSU program is also delineated under the heading “Long-Term Incentive Program”.

NEO Total Compensation

The tables below show the Committee’s compensation decisions for 2017 for the NEOs, and differ from the SEC required disclosure in the “Summary Compensation Table”, which does not capture previously awarded long-term incentive compensation that is considered by the Committee in its view of total reward value for the NEOs.

As a result of the above-described key factors and performance assessments, and taking into account the indicated total cash compensation payable to each NEO, the Committee approved the cash incentive award amounts shown immediately below to our NEOs for 2017. The subsequent table shows the impact of these cash bonus decisions on the total direct incentive compensation, or total reward, for each NEO.

We believe this offers a fulsome view of the total compensation value of each executive role and portrays the mix of pay that the Committee believes is appropriate for the NEOs. The PRSU figures represented below reflect the annualized grant value of the cash-settled PRSUs awarded in 2016, one quarter of which vests annually over the four-year period from the initial grant date.

ANNUAL CASH COMPENSATION FOR 2017 PERFORMANCE YEAR
NEO	Annual Base Salary	Target STI Award (% of Salary)	Target STI Award in Dollars	Earned STI in Dollars	Total Target Annual Cash Compensation	Total Earned Cash Compensation
Bradley S. Jacobs	$625,000	100%	$625,000	$750,000	$1,250,000	$1,375,000
Troy A. Cooper	$537,500	100%	$537,500	$645,000	$1,075,000	$1,182,500
John J. Hardig	$515,000	100%	$515,000	$595,000	$1,030,000	$1,110,000
Scott B. Malat	$500,000	100%	$500,000	$575,000	$1,000,000	$1,075,000
Mario A. Harik	$425,000	100%	$425,000	$490,000	$850,000	$915,000

35	©2018 XPO Logistics, Inc.

ANNUAL TOTAL DIRECT COMPENSATION
NEO	Total Earned Cash Compensation for 2017	Annualized Target PRSU Award at Grant Value	Total Direct Compensation / Total Reward
Bradley S. Jacobs	$1,375,000	$5,000,000	$6,375,000
Troy A. Cooper	$1,182,500	$1,125,000	$2,307,500
John J. Hardig	$1,110,000	$1,000,000	$2,110,000
Scott B. Malat	$1,075,000	$1,000,000	$2,075,000
Mario A. Harik	$915,000	$812,500	$1,727,500

NEO	Original 2016-2019 Target PRSU Award	Annualized Target Award
Bradley S. Jacobs	$20,000,000	$5,000,000
Troy A. Cooper	$4,500,000	$1,125,000
John J. Hardig	$4,000,000	$1,000,000
Scott B. Malat	$4,000,000	$1,000,000
Mario A. Harik	$3,250,000	$812,500

Long-Term Incentive Program

No long-term incentive awards were made to our NEOs in 2017, in light of the continuing effectiveness of the multi-year award granted in 2016 to incentivize superior performance and retention. In 2016, the Committee determined that it would be advisable to make PRSU awards to our leadership team to maximize retention and incentivize a unified focus on execution of our long-term strategy. The Committee designed our 2016 long-term equity incentive awards to align the interests of our executives with those of our stockholders by tying a substantial portion of our executives’ compensation to XPO’s stock price over time. The PRSU awards have high-growth adjusted cash flow per share targets and payment requires significant achievement in the company’s financial performance every single year from 2016 to 2019. The Committee considered these awards as grants that would cover a multi-year period, and no additional grants have been made since 2016.

KEY FEATURES OF THE PRSU PROGRAM
1	∎	The PRSUs, granted in February 2016, will vest 25% annually over four years only if the pre-determined performance goals for adjusted cash flow per share are achieved.
•

The first and second tranches vested upon the company exceeding adjusted cash flow per share targets of $2.93 for
2016 and $3.96 for 2017, with certification by the Committee in February 2017 and February 2018, respectively.

		•	Based on XPO’s stock price on the vesting dates, Messrs. Jacobs, Cooper, Hardig, Malat and Harik received cash payments specified by the terms of the awards.
		•	The targets for the remaining two years are rigorous, with high double-digit growth rates expected for adjusted cash flow per share over the next two years:
			2016: $2.93 2017: $3.96 2018: $5.38 2019: $6.39	> +35% > +36% > +19%

∎  Using multiple one-year performance periods reinforces the incentive to put forth steady and strong annual performance.

∎  This structure also mitigates the risk that our NEOs under-perform for several years and “make up” the goal achievement in the final stretch, as could happen with a single multi-year measurement period.

2	∎

Adjusted cash flow per share, for the purposes of the PRSU awards, means (i) adjusted EBITDA (determined in accordance with the company’s monthly operating reports and for external reporting purposes and adjusted for the impact of stock and phantom stock compensation) less any capital expenditures and interest divided by (ii) diluted shares outstanding.

	∎	The adjusted cash flow per share metric was selected to align with the company’s strategy of driving efficiency as we continue to scale up in size and scope.

36	©2018 XPO Logistics, Inc.

3	∎

The targeted annual award values were determined with reference to each NEO’s contributions to our company as of the grant date, their anticipated contribution to the achievement of our strategic objectives and TSR performance in the future, and prior equity- based awards granted to the NEO. No particular weighting was assigned to any of these considerations.

∎

In granting the PRSUs, the Committee also determined that the structure of the award, with achievement of the final adjusted cash flow per share performance goal not possible until after the end of 2019, provided an important retentive element and increased long-term focus for our NEOs.

	∎	The PRSUs were intended to cover a multi-year period, and no additional grants have been made since 2016.
4	∎	There is zero payout if the established financial targets are not attained (i.e., no minimum achievement threshold upon which any portion of the award would be earned).
5	∎	There is no upside leverage if the target is exceeded in any given year; the maximum achievement is the target itself (100%).
6	∎

Payouts are tied directly to stock price performance, in direct alignment with stockholder interests. If our stock price increases from grant date to vesting date, the award will pay out at a higher amount than the original grant. Conversely, if the stock price declines in that same period, the original grant will decline in value at the same rate as the stock price.

7	∎

Going forward, we are aiming for our NEOs to lead a 17% year-over-year increase in adjusted EBITDA in 2018, well beyond the forecast for the industry, with cash generation growing at a faster pace than EBITDA and expected to reach a targeted approximately $625 million over the course of 2018.

	∎	These high-growth targets demonstrate management’s and the Committee’s confidence that the company is well- positioned to demonstrate continued progress.
8	∎	Awards are subject to clawback both during the vesting period and after payout based on the circumstances as specified by the terms of the awards.

Other Compensation-Related Items

Equity Granting Policy

All equity grants to NEOs are approved by the Committee with a grant date determined at the time of the approval. The Committee does not target a specific time during the year to make equity grants, but equity grant dates are always on or after the date of Committee approval and in full compliance with applicable laws.

Benefits

Our NEOs are provided with the same benefits as are generally offered to other eligible employees, including participation in the XPO Logistics, Inc. 401(k) Plan and insurance benefit programs. Our NEOs receive minimal perquisites, as shown in the “All Other Compensation Table” below.

Employment Agreements

We believe that it is in the best interests of our company to enter into multi-year employment agreements with our NEOs because the agreements promote long-term retention while allowing the Committee to exercise discretion in designing incentive compensation programs. The material compensation-related terms of these agreements are described under the heading “Employment Agreements with NEOs” and the tables that follow this Compensation Discussion and Analysis.

Effective February 9, 2016, the company entered into new employment agreements with each of the NEOs. Each of these 2016 employment agreements has a term through February 9, 2020, and expires at the end of the term without automatic renewal. The 2016 employment agreements contain comprehensive restrictive covenants which are described under the heading “Employment Agreements with NEOs—Restrictive Covenants”.

37	©2018 XPO Logistics, Inc.

Tax Considerations

Section 162(m) of the Internal Revenue Code has historically disallowed a federal income tax deduction to public companies for compensation greater than $1 million paid in any tax year to covered executive officers unless the compensation meets the requirements of the “qualified performance-based compensation” exemption under that section. In 2017 and in prior years, certain of our compensation plans were designed to permit us to grant awards that may qualify for the “qualified performance-based compensation” exemption. However, this exemption was eliminated by recent tax legislation, effective for taxable years beginning after December 31, 2017. The legislation also expanded the group of executives covered by Section 162(m). Therefore, we expect that compensation awarded to our covered executive officers in excess of $1 million in 2018 and later tax years will not be deductible by the company unless it qualifies for limited transition relief that applies to certain arrangements in place as of November 2, 2017. Because of uncertainties in the application and interpretation of Section 162(m), and the absence at this juncture of regulatory guidance on the scope of the transition relief, no assurance can be given that awards paid in 2018 and later years that were originally intended to qualify for the “qualified performance-based compensation” exemption, or that were otherwise expected to be deductible prior to the recent tax legislation, will in fact be deductible.

We believe that the tax deduction limitation imposed by Section 162(m) should not compromise the company’s ability to design and maintain executive compensation arrangements that will attract and retain executive talent. Accordingly, the Committee and our Board will take into consideration a multitude of factors in making executive compensation decisions and may approve and authorize executive compensation that is not tax deductible.

Risk Assessment

The Committee, in consultation with Semler Brossy, have assessed the risks that could arise from our employee compensation policies and do not believe that such policies are reasonably likely to have a materially adverse effect on our company.

Compensation Committee Report

The following statement made by our Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K as set forth above. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Committee:

Adrian P. Kingshott (Committee Chair)

Michael G. Jesselson

Jason D. Papastavrou

38	©2018 XPO Logistics, Inc.

Compensation Tables

Summary Compensation Table

The following table sets forth information concerning the total compensation awarded to, earned by, or paid to our NEOs for the year ended December 31, 2017.

						Option	Non-Equity
Name and Principal				Stock		Awards(2)	Incentive Plan	All Other
Position	Year	Salary ($)	Bonus(1) ($)	Awards(2) ($)		($)	Compensation(3) ($)	Compensation(4) ($)	Total ($)
Bradley S. Jacobs(5)	2017	$625,000	–	–		–	$750,000	$9,021	$1,384,021
Chairman and	2016	$607,000	$1,375,000	$19,999,992	(6)	–	–	$2,456	$21,984,448
Chief Executive Officer	2015	$495,000	–	$2,948,108		–	$2,325,000	$3,614	$5,771,722

Troy A. Cooper Chief Operating Officer	2017	$537,500	–	–		–	$645,000	$9,021	$1,191,521
	2016	$511,539	$1,075,000	$4,499,998	(6)	–	–	$2,337	$6,088,874
	2015	$350,000	–	$491,361		–	$1,850,000	$3,760	$2,695,121

John J. Hardig Chief Financial Officer	2017	$515,000	–	–		–	$595,000	$9,021	$1,119,021
	2016	$498,385	$915,000	$3,999,998	(6)	–	–	$2,512	$5,415,895
	2015	$395,000	$200,000	$491,361		–	$1,650,000	$32,982	$2,769,343

Scott B. Malat Chief Strategy Officer	2017	$500,000	–	–		–	$575,000	$9,021	$1,084,021
	2016	$472,308	$500,000	$3,999,998	(6)	–	–	$2,317	$4,974,623
	2015	$300,000	$200,000	$491,361		–	$1,650,000	$3,916	$2,645,277

Mario A. Harik Chief Information Officer	2017	$425,000	–	–		–	$490,000	$9,021	$924,021

(1)	The amounts reflected in this column for 2015 represent a $200,000 one-time discretionary cash incentive award paid on June 30, 2015, to each of Messrs. Hardig and Malat in recognition of their contributions in connection with the company’s acquisition of Norbert Dentressangle SA and the related financing transactions.

(2)	The amounts reflected in this column represent the aggregate grant date fair value of the awards made during each respective year, as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of the grant date fair values for each year, please see “Notes to Consolidated Financial Statements–Note 13. Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2017. Cash-settled PRSU awards are measured at fair value initially based on the closing price of the Company’s common stock at the date of grant and are re-measured to fair value at each reporting date until settlement.

(3)	The amounts reflected in this column for 2017 represent an annual cash bonus award earned in respect of 2017, which is described in more detail under the heading “Executive Compensation Outcomes for 2017–NEO Total Compensation.”

(4)	The components of “All Other Compensation” for 2017 are detailed below in the “All Other Compensation” table.

(5)	Mr. Jacobs did not receive any additional compensation for his services as a director.

(6)	This amount:
•	Reflects the aggregate grant date fair value of the PRSUs granted in 2016–the amount of the PRSU payout in each year is dependent on the company’s stock price at the time the award is settled;

•	Assumes the achievement of the applicable performance goals at the target level–there is no payout under these awards if the relevant annual financial target is not met; and

•	Reflects full vesting of the award–only 25% of each PRSU award will vest annually if the relevant adjusted cash flow per share goal in each year of the four-year vesting period is achieved.

We compensate our NEOs pursuant to the terms of their respective employment agreements, and the information reported in the Summary Compensation Table reflects the terms of such agreements. For more information about our NEOs’ employment agreements, see the discussion in this proxy statement under the heading “Employment Agreements with NEOs.”

All Other Compensation Table

The following table outlines the amounts included in the “All Other Compensation” column in the “Summary Compensation” table for our NEOs in 2017.

	Matching Contributions to	Company-Paid Life Insurance	Perquisites and Other	Total
Name	401(k) Plan ($)(1)	Premiums ($)(2)	Personal Benefits ($)	($)

Bradley S. Jacobs	$8,100	$921	–	$9,021

Troy A. Cooper	$8,100	$921	–	$9,021

John J. Hardig	$8,100	$921	–	$9,021

Scott B. Malat	$8,100	$921	–	$9,021

Mario A. Harik	$8,100	$921	–	$9,021

(1)	Amounts in this column represent matching contributions made by XPO to the company’s 401(k) plan. Only amounts contributed directly by our NEOs are eligible for matching contributions, and our NEOs are eligible for matching contributions on the same basis as all other eligible employees of our company. The 2017 401(k) matching amounts are larger than in previous years due to the increase in the 401(k) company match percentage for all eligible participants in the XPO Logistics, Inc. 401(k) Plan.

(2)	Amounts in this column represent the company-paid premiums for basic life insurance and accidental death and dismemberment (AD&D) insurance.

39	©2018 XPO Logistics, Inc.

Grants of Plan-Based Awards

The following table provides additional detail regarding grants of equity and non-equity plan-based awards. No equity awards were made to NEOs during 2017.

								All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of
		Estimated Future Payouts Under			Estimated Future Payouts
		Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards(2)

								Shares of	Securities	Option	Stock and
	Grant							Stock or	Underlying	Awards	Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	($/Sh)	Awards(2)
Bradley S. Jacobs	n/a	–	625,000	–	–	–	–	–	–	–	–
Troy A. Cooper	n/a	–	537,500	–	–	–	–	–	–	–	–
John J. Hardig	n/a	–	515,000	–	–	–	–	–	–	–	–
Scott B. Malat	n/a	–	500,000	–	–	–	–	–	–	–	–
Mario A. Harik	n/a	–	425,000	–	–	–	–	–	–	–	–

(1)	Amounts represent the target award for each NEO. For actual payout information, see “Executive Compensation Outcomes for 2017—NEO Total Compensation.”

(2)	No equity grants were made to any of the NEOs in 2017.

Additional information relevant to the awards that are shown in the above table (including a discussion of the applicable performance criteria and the actual payouts under such awards) is included in the “Compensation Discussion and Analysis” section of this proxy statement.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2017.

	Option Awards					Stock Awards
												Equity Incentive
	Number of	Number of	Equity Incentive							Equity Incentive		Plan Awards:
	Securities	Securities	Plan Awards:			Number of		Market Value		Plan Awards:		Market or Payout
	Underlying	Underlying	Number of Securities			Shares or		of Shares or		Number of Unearned		Value of Unearned
	Unexercised	Unexercised	Underlying	Option		Units of Stock		Units of Stock		Shares, Units or		Shares, Units or
	Options (#)	Options (#)	Unexercised	Exercise	Option	That Have		That Have Not		Other Rights That		Other Rights That
Name	Exercisable	Unexercisable	Unearned Options (#)	Price ($)	Expiration Date	Not Vested (#)		Vested ($)(1)		Have Not Vested (#)		Have Not Vested ($)(1)
Bradley S. Jacobs	250,000	–	–	$9.28	11/21/2021	471,179	(2)	$43,155,285	(2)	436,300	(3)	$39,960,717	(3)
Troy A. Cooper	25,000	–	–	$11.46	1/16/2022	136,208	(4)	$12,475,291	(4)	98,168	(5)	$8,991,207	(5)
John J. Hardig	50,000	–	–	$14.09	2/13/2022	105,560	(6)	$9,668,240	(6)	87,260	(7)	$7,992,143	(7)
				$10.65	10/21/2021	124,091	(8)	$11,365,495	(8)	87,260	(9)	$7,992,143	(9)
Scott B. Malat	48,000	–	–	$18.07	3/5/2022
Mario A. Harik	135,000	–	–	$9.79	11/14/2021	70,420(	10)	$6,449,768	(10)	70,899	(11)	$6,493,639	(11)

Note: Vesting of all outstanding equity awards is subject to continued employment by the NEO on the applicable vesting date, subject to certain exceptions in connection with a qualifying termination of employment.

(1)	The values reflected in this column were calculated using $91.59, the closing price of a company share on the NYSE on December 29, 2017, the last trading day of our fiscal year 2017.

(2)	Consists of 218,150 cash-settled PRSUs which vested on February 9, 2018, and 253,029 PRSUs which vested on February 19, 2018, upon Committee certification of the achievement of the applicable performance criteria.

(3)	Consists of 436,300 cash-settled PRSUs which will vest in two installments on February 9, 2019 and February 9, 2020, subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level.

(4)	Consists of 49,084 cash-settled PRSUs which vested on February 9, 2018, 5,000 PRSUs which vested on February 15, 2018, and 82,124 PRSUs which vested on February 19, 2018, upon Committee certification of the achievement of the applicable performance criteria.

(5)	Consists of 98,168 cash-settled PRSUs which will vest in two installments on February 9, 2019 and February 9, 2020, subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level.

(6)	Consists of 43,630 cash-settled PRSUs which vested on February 9, 2018, and 61,930 PRSUs which vested on February 19, 2018, upon Committee certification of the achievement of the applicable performance criteria.

(7)	Consists of 87,260 cash-settled PRSUs which will vest in two installments on February 9, 2019 and February 9, 2020, subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level.

(8)	Consists of 43,630 cash-settled PRSUs which vested on February 9, 2018, 5,714 PRSUs which vested on February 15, 2018, and 74,747 PRSUs which vested on February 19, 2018, upon Committee certification of the achievement of the applicable performance criteria.

(9)	Consists of 87,260 cash-settled PRSUs which will vest in two installments on February 9, 2019 and February 9, 2020, subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level.

(10)	Consists of 35,450 cash-settled PRSUs which vested on February 9, 2018, and 34,970 PRSUs which vested on February 19, 2018, upon Committee certification of the achievement of the applicable performance criteria.

(11)	Consists of 70,899 cash-settled PRSUs which will vest in two installments on February 9, 2019 and February 9, 2020, subject to achievement of certain performance criteria. PRSUs are reflected at the target level, which is also the threshold and maximum level.

40	©2018 XPO Logistics, Inc.

Option Exercises and Stock Vested

The following table sets forth the RSUs that vested for our NEOs during 2017. There were no stock option exercises by our NEOs during 2017.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Bradley S. Jacobs	–	–	218,150	10,737,343

Troy A. Cooper	–	–	54,083	2,668,315

John J. Hardig	–	–	43,630	2,147,469

Scott B. Malat	–	–	49,344	2,435,968

Mario A. Harik	–	–	35,449	1,744,800

(1)	The values reflected in this column were calculated by multiplying the number of shares that vested in 2017 by the closing price of a company share on the NYSE on each applicable vesting or settlement date.

41	©2018 XPO Logistics, Inc.

Potential Payments Upon Termination or Change of Control

The following table reflects the amounts of compensation that would be due to each of our NEOs pursuant to their respective employment agreements upon the termination events as summarized below, as if each such event had occurred on December 31, 2017. The amounts shown below are estimates of the payments that each NEO would receive in certain instances. The actual amounts payable will only be determined upon the actual occurrence of any such event.

Event	Bradley S. Jacobs	Troy A. Cooper	John J. Hardig	Scott B. Malat	Mario A. Harik

Termination without Cause:

Cash severance(1)(2)(3)(4)	$312,500	$268,750	$257,500	$250,000	$212,500

Acceleration of equity-based awards(5)	$39,416,856	$11,491,523	$8,862,706	$10,487,788	$5,891,069

Continuation of medical / dental benefits(6)	$9,660	$6,899	$9,660	$9,660	$9,479

Total	39,739,016	$11,767,171	$9,129,866	$10,747,448	$6,113,048

Voluntary Termination with Good Reason:

Cash severance(1)(2)(4)	–	–	–	–	–

Acceleration of equity-based awards(5)	$21,571,368	$7,018,359	$5,293,627	$6,395,363	$2,991,146

Continuation of medical / dental benefits	–	–	–	–	–

Total	$21,571,368	$7,018,359	$5,293,627	$6,395,363	$2,991,146

Termination for Cause or Voluntary Termination without Good Reason:

Cash severance(1)(2)(4)	–	–	–	–	–

Acceleration of equity-based awards	–	–	–	–	–

Continuation of medical / dental benefits	–	–	–	–	–

Total	–	–	–	–	–

Disability:

Cash severance(1)(2)(4)	–	–	–	–	–

Acceleration of equity-based awards(5)	–	$457,950	–	$523,345	–

Continuation of medical / dental benefits	–	–	–	–	–

Total	–	$457,950	–	$523,345	–

Death:

Cash severance(2)	–	–	–	–	–

Acceleration of equity-based awards(5)	$83,116,002	$21,466,498	$17,660,384	$19,357,638	$12,943,407

Continuation of medical / dental benefits	–	–	–	–	–

Total	$83,116,002	$21,466,498	$17,660,384	$19,357,638	$12,943,407

Change of Control and No Termination:

Cash severance(2)	–	–	–	–	–

Acceleration of equity-based awards(5)	$83,116,002	$21,466,498	$17,660,384	$19,357,638	$12,943,407

Continuation of medical / dental benefits	–	–	–	–	–

Total	$83,116,002	$21,466,498	$17,660,384	$19,357,638	$12,943,407

Change of Control and Termination without Cause or for Good Reason:

Cash severance(2)	$3,125,000	$2,687,500	$2,575,000	$2,500,000	$2,125,000

Acceleration of equity-based awards(5)	$83,116,002	$21,466,498	$17,660,384	$19,357,638	$12,943,407

Continuation of medical / dental benefits(6)	$38,640	$27,594	$38,640	$38,640	$37,917

Total	$86,279,642	$24,181,592	$20,274,024	$21,896,279	$15,106,324

(1)	Upon a termination of employment for any reason (other than death), whether with or without Cause, within two years after the payment date, a portion of the NEO’s 2015 and 2016 cash bonuses must be reimbursed to the company. This repayment obligation is not reflected in the amounts shown in this table. The repayment obligation does not apply after a Change of Control.

(2)	Amounts shown do not include any payments for accrued and unpaid salary, bonuses or vacation.

(3)	In the event of a termination by our company without Cause, cash severance payable to the NEO will be reduced, dollar for dollar, by other income earned by such NEO. The calculations of severance pay in the above table use the NEO’s base salary effective as of December 31, 2017.

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(4)	In the event of a termination for any reason, our company has the right to extend the period during which the applicable NEO is bound by the non-competition covenant in his employment agreement for up to 12 additional months, which would extend the non-compete period from two years to three years following termination. During the period the non-compete is extended, the NEO would be entitled to receive cash compensation equal to his monthly base salary as in effect on the date his employment terminated, reduced dollar for dollar by any other income earned at the time by the NEO. Fully extending the non-compete provision would increase the amounts shown as “Cash Severance” by up to $625,000 for Mr. Jacobs, $537,500 for Mr. Cooper, $515,000 for Mr. Hardig, $500,000 for Mr. Malat, and $425,000 for Mr. Harik. This extended non-compete provision does not apply after a Change of Control.

(5)	The values reflected in this column were calculated using $91.59, the closing price of a company share on the NYSE on December 29, 2017, the last trading day of our fiscal year 2017. The amounts shown for PRSUs have been estimated assuming that the applicable performance goals are met at target levels. Although the PRSUs would no longer be subject to a continued service requirement upon the occurrence of a termination by our company without Cause, payment of such award would remain subject to the actual achievement of the applicable performance goals. As of December 31, 2017, none of the NEOs had any unvested RSUs or stock options.

(6)	The amounts of continued medical and dental benefits shown in the table (i) have been calculated based upon our current actual costs of providing the benefits through COBRA and (ii) have not been discounted for the time value of money. In the event of a termination without Cause, continued medical and dental benefits would cease when the NEO commences employment with a new employer.

Each NEO’s employment agreement, which is described in detail in this proxy statement under the heading “Employment Agreements with NEOs,” generally provides that, in the event of a termination without Cause (as defined below) either prior to a Change of Control (as defined below) or more than two years following a Change of Control, cash severance payments and continued benefits will be made ratably over the six-month period following the executive’s termination (subject to any delays required pursuant to Section 409A of the Code). The employment agreements generally do not provide for payments other than accrued benefits if employment is terminated due to death or disability. Generally, in the event of a termination upon or within two years following a Change of Control, cash severance payments will be made in one lump sum (subject to any delays required pursuant to Section 409A of the Code). The equity-based awards granted to our NEOs will generally accelerate vesting in the event of a termination due to disability or death or upon a Change of Control, except that the 2014 and 2015 PRSU award agreements do not specifically address vesting in the event that the termination of employment is due to disability and for purposes of these calculations we have assumed no accelerated vesting. The severance payments set forth in the table are generally subject to and conditioned upon the NEO signing an irrevocable waiver and release and continued compliance with certain restrictive covenants.

For more information regarding the payments and benefits to which our NEOs are entitled upon certain termination events or upon a Change of Control, see the discussion in this proxy statement under the heading “Employment Agreements with NEOs.”

CEO Pay Ratio Disclosure

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our CEO to that of our median employee. The pay ratio and annual total compensation amount disclosed in this section are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules.

Median Employee Determination

We identified our median employee by calculating the 2017 cash compensation for all employees, excluding the CEO, who were employed by us on December 31, 2017. This included 88,891 employees globally, and included all full-time, part-time and seasonal employees. The calculation included employees who were active on December 31, 2017 but not employed for all of 2017 and the calculation did not annualize their compensation. Although the SEC allows companies to exclude up to 5% of their non-U.S. employees, we chose to include all employees globally to ensure that all countries had representation in the calculation. Cash compensation included all earnings paid to each employee during the calendar year, including base salary and wages, bonuses, commissions, overtime and holiday or PTO pay. Compensation was converted into U.S. dollars using currency conversion rates as of December 31, 2017.

Annual Compensation of Median Employee Using Summary Compensation Table Methodology

After identifying the median employee as described above, we calculated annual total compensation for this employee using the same methodology we use for our CEO in the 2017 Summary Compensation Table. This compensation calculation includes base salary and wages, bonuses, commissions, overtime, holiday or PTO pay, equity awards, 401(k) company match, and company-paid life insurance premiums as applicable. The compensation for our median employee was $36,885 and the compensation for the CEO was $1,384,021.

2017 Pay Ratio

Based on the above information, the ratio of the annual total compensation of our CEO to the median employee is 38:1. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, due to variances in business mix, proportion of seasonal and part-time employees and distribution of employees across geographies. In comparison to peer firms, XPO has a unique business mix with approximately 50% of our employee population working in our supply chain business; in addition, XPO operates globally with approximately 50% of our population located outside of the United States. We seek to attract, incentivize and retain our employees through a combination of competitive base pay, bonus opportunities, 401(k) contributions, the opportunity to participate in our employee stock purchase plan and other benefits.

43	©2018 XPO Logistics, Inc.

Employment Agreements with NEOs

Effective as of February 9, 2016, we entered into employment agreements with each of the NEOs (the “2016 Employment Agreements”), which replace and supersede the prior employment agreements with our NEOs that were originally scheduled to expire on September 2, 2016. The primary purposes of the 2016 Employment Agreements are to: (i) incentivize the NEOs to be aligned with our corporate goals and stockholders’ interests, (ii) provide financial incentives for the NEOs to increase stockholder value and focus on the integration of recent acquisitions, and (iii) strengthen the linkage between pay and performance in our executive compensation program.

Term. Each 2016 Employment Agreement provides for the NEO’s employment from the effective date of February 9, 2016, until February 9, 2020.

Lock-up Restrictions. Pursuant to the 2016 Employment Agreements, any shares of our common stock issued to a NEO upon exercise or vesting of any equity compensation award (whether before, on or after the date of the 2016 Employment Agreement) will be subject to a lock-up until the earliest of September 2, 2018, a Change of Control or the NEO’s death. Under the prior employment agreements, such shares were subject to lock-up until September 2, 2016.

Benefits and Business Expense Reimbursement. Under the 2016 Employment Agreements, each of our NEOs is eligible to participate in our benefit plans and programs that are generally available to other members of our senior executive team and is eligible for reimbursement of all reasonable and necessary business expenses incurred in the performance of duties during the term of the 2016 Employment Agreement.

Termination Events. The severance payments pursuant to the 2016 Employment Agreements described below are generally subject to and conditioned upon the NEO signing an irrevocable waiver and general release and also complying with the restrictive covenants contained in his 2016 Employment Agreement (as described below).

In the event that any of our NEOs dies during the term of the 2016 Employment Agreement, or if we terminate the NEO’s employment without Cause, either prior to a Change of Control or more than two years following a Change of Control, such NEO will be entitled to:

•	Accrued and unpaid salary, vacation benefits and unreimbursed business expenses;

•	Solely in the case of a termination by the company without Cause: six (6) months’ base salary, at the level in effect on the date of termination, which will be paid in equal installments over the 6 months following the date of termination (subject to any delay required by Section 409A of the Code), and which generally will be reduced, dollar-for-dollar, by other earned income, plus any annual bonus that the company has notified the employee in writing that the employee has earned prior to the date of termination, but is unpaid as of the date of termination; and

•	Solely in the case of a termination by the company without Cause: medical and dental coverage for a period of six (6) months from the date of termination, or, if earlier, until the NEO secures other employment.

The 2016 Employment Agreements do not provide for accelerated vesting of equity, equity-based or other long term incentive compensation awards other than as set forth in the applicable award agreements. The 2016 Employment Agreements modified the terms of PRSUs granted to the NEOs during 2014 and 2015. Specifically, the 2016 Employment Agreements provide that, notwithstanding the original award agreements for PRSUs granted during 2014 and 2015, in the event an NEO is terminated without Cause, a prorated portion of the PRSU award will vest only if the applicable performance goal is achieved. The original award agreements with respect to PRSUs granted during 2014 and 2015 to the NEOs provided that, upon a termination without Cause prior to April 2, 2018, such PRSUs would vest on a prorated basis without regard to whether the applicable performance goal was satisfied.

Definitions of Cause and Good Reason.

“Cause,” for the purpose of the 2016 Employment Agreements, generally means the NEO’s:

•	Gross negligence or willful failure to perform his duties;

•	Abuse or dependency on alcohol or drugs that adversely affects the NEO’s performance of duties;

•	Commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of our company;

•	Breach of any term of the NEO’s 2016 Employment Agreement or any agreement governing any equity-based awards or breach of his fiduciary duties;

•	Any willful act, or failure to act, in bad faith to the detriment of our company;

•	Willful failure to cooperate in good faith with a governmental or internal investigation if such cooperation is requested;

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•	Failure to follow our company’s code of conduct or ethics policies; and

•	Conviction of, or plea of nolo contendere to, a felony or any serious crime;

provided that, in cases where cure is possible, the NEO has a cure period of 15 days before he or she can be terminated for Cause.

The 2016 Employment Agreements allow a NEO to terminate employment for Good Reason only upon or during the two-year period following a Change of Control. “Good Reason,” for purposes of the 2016 Employment Agreements, generally means, without first obtaining the NEO’s written consent:

•	Our material breach of the terms of the NEO’s 2016 Employment Agreement or a reduction in base salary or target bonus;

•	Our material diminishment of the NEO’s title, duties, authorities, reporting relationships, responsibilities or position;

•	Our requirement that the NEO be based in a location that is more than 50 miles from his initial work location immediately prior to the Change of Control; or

•	With regard to Mr. Jacobs, our requirement that he no longer reports directly to the Board; and with regard to each of Messrs. Cooper, Hardig, Malat, and Harik, our requirement that he reports to someone other than the Chief Executive Officer.

In each case, the NEO’s Good Reason right is subject to our company’s 30-day cure period.

Change of Control. In the event that, upon or within two years following a Change of Control, Messrs. Jacobs’, Cooper’s, Hardig’s, Malat’s, or Harik’s employment is terminated by our company without Cause or such NEO resigns for Good Reason, he will receive:

•	Accrued and unpaid salary, vacation benefits and unreimbursed business expenses;

•	A lump-sum cash payment equal to two times the sum of his annual base salary and target annual bonus each at the level in effect on the date of termination (subject to any delay required by Section 409A of the Code);

•	A prorated target bonus for the year of termination; and

•	Medical and dental coverage for a period of 24 months from the date of termination.

In the event that any amounts payable to the NEO in connection with a Change of Control constitute “parachute payments” within the meaning of Section 280G of the Code, then any such amounts will be reduced to avoid triggering the excise tax imposed by Section 4999 of the Code, if it would be more favorable to the NEO on a net after-tax basis. The NEO is not entitled to a gross-up payment for excise taxes imposed by Section 4999 of the Code on “excess parachute payments,” as defined in Section 280G of the Code.

Clawbacks. Under the 2016 Employment Agreements, each of our NEOs is subject to equity and annual bonus clawback provisions in the event of: (1) a breach of the restrictive covenants, (2) termination of his employment by our company for Cause, or (3) his engagement in fraud or willful misconduct that contributes materially to any financial restatement or material loss to our company or its affiliates. If any such event occurs, we generally may terminate or cancel any awards granted to such NEO by our company (whether vested or unvested), and require him to forfeit or remit to our company any amount payable (or the net after-tax amount paid or received by such NEO) in respect of any such awards. Furthermore, under the 2016 Employment Agreements, in the event that an NEO engages in fraud or other willful misconduct that contributes materially to any financial restatement or material loss to our company, our company may generally require such NEO to repay any annual bonus (net of any taxes paid by him) previously paid to him, cancel any earned but unpaid annual bonus or adjust any future compensation such that he will only retain the amount that would have been payable to him after giving effect to the financial restatement or material loss. In addition, in the event that the NEO breaches any restrictive covenant, such NEO will be required, upon written notice from us, to forfeit or repay to our company his severance payments. In certain circumstances, the breach or fraudulent conduct must have occurred within a certain period in order for us to be able to clawback the equity-based awards, annual bonus or severance payments. In addition, the NEO shall be subject to any other clawback or recoupment policy of the company as may be in effect from time to time or any clawback or recoupment as may be required by applicable law.

Restrictive Covenants. Under the 2016 Employment Agreements, each of our NEOs is generally subject to the following restrictive covenants: employee and customer non-solicitation during his employment and for a period of three years thereafter; confidentiality and non-disparagement during his employment and thereafter; and non-competition during his employment and for a period of two years following his termination for any reason. In addition, we have the option to extend the non-competition period for up to an additional year following a termination for any reason, provided that we continue to pay the NEO’s base salary as in effect on the date of termination during the extended non-competition period.

45	©2018 XPO Logistics, Inc.

Equity Compensation Plan Information

The following table gives information as of December 31, 2017, with respect to the company’s compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,681,354(2)	$13.15	4,460,289(3)
Equity compensation plans not approved by security holders	50,000(4)	$14.09	0
Total	3,731,354	$13.21	4,460,289

(1)	The weighted average exercise price is based solely on the outstanding options.

(2)	Includes 735,355 stock options outstanding under the XPO Logistics, Inc. Amended and Restated 2011 Omnibus Incentive Compensation Plan, 41,937 stock options outstanding under the Segmentz, Inc. 2001 Stock Option Plan, and 24,281 stock options outstanding under the Con-way Inc. 2006 Equity and Incentive Plan. Also includes an aggregate of 935,807 RSUs and PRSUs granted under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan, 1,790,623 RSUs and PRSUs granted under the XPO Logistics, Inc. Amended and Restated 2011 Omnibus Incentive Compensation Plan and 153,351 RSUs and PRSUs granted under the Con-way Inc. 2012 Equity and Incentive Plan.

(3)	Includes 2,460,289 securities available for issuance under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan and 2,000,000 securities available for issuance under the XPO Logistics, Inc. Employee Stock Purchase Plan.

(4)	These securities were granted to our Chief Financial Officer in February 2012 outside the security holder-approved plan as employee inducement grants. These securities represent 50,000 stock options.

46	©2018 XPO Logistics, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, or written representations from our directors and executive officers, we believe that during 2017, our executive officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

47	©2018 XPO Logistics, Inc.

AUDIT-RELATED MATTERS

Report of the Audit Committee

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.

The Audit Committee (“we” in this Report of the Audit Committee) currently consists of Mr. Shaffer (Chair), Mr. Kingshott and Dr. Papastavrou.

The Board of Directors has determined that each current member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of NYSE, our Audit Committee Charter, and the independence standards set forth in the XPO Logistics, Inc. Corporate Governance Guidelines. The Board of Directors has also determined that Mr. Shaffer and Dr. Papastavrou each qualify as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Exchange Act. As more fully described below, in carrying out its responsibilities, the Audit Committee relies on management and XPO’s independent registered public accounting firm (the “outside auditors”). The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at www.xpo.com.

In accordance with our charter, the Audit Committee assists the Board of Directors in fulfilling its responsibilities in a number of areas. These responsibilities include, among others, oversight of: (i) XPO’s accounting and financial reporting processes, including XPO’s systems of internal controls over financial reporting and disclosure controls, (ii) the integrity of XPO’s financial statements, (iii) XPO’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of XPO’s outside auditors, and (v) the performance of XPO’s outside auditors and internal audit function. Management is responsible for XPO’s financial statements and the financial reporting process, including the system of internal control over financial reporting. We are solely responsible for selecting and reviewing the performance of XPO’s outside auditors and, if we deem appropriate in our sole discretion, terminating and replacing the outside auditors. We also are responsible for reviewing and approving the terms of the annual engagement of XPO’s outside auditors, including the scope of audit and non-audit services to be provided by the outside auditors and the fees to be paid for such services, and discussing with the outside auditors any relationships or services that may impact the objectivity and independence of the outside auditors.

In fulfilling our oversight role, we met and held discussions, both together and separately, with the company’s management and KPMG. Management advised us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual and quarterly reports with the SEC. We discussed with KPMG the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, and reviewed a letter from KPMG disclosing such matters.

KPMG also provided us with the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the outside auditors’ communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. KPMG has confirmed its independence, and we determined that KPMG’s provision of non-audit services to XPO is compatible with maintaining its independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.

Based on our review with management and KPMG of XPO’s audited consolidated financial statements and KPMG’s report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in XPO’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Audit Committee:

Oren G. Shaffer (Committee Chair)

Adrian P. Kingshott

Jason D. Papastavrou

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Policy Regarding Pre-Approval of Services Provided by the Outside Auditors

The Audit Committee’s charter requires review and pre-approval by the Audit Committee of all audit services provided by our outside auditors and, subject to the de minimis exception under applicable SEC rules, all permissible non-audit services provided by our outside auditors. The Audit Committee has delegated to its chair the authority to approve, within guidelines and limits established by the Audit Committee, specific services to be provided by our outside auditors and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, the Audit Committee pre-approved all audit and non-audit services provided by our outside auditors during 2017 and 2016, and the fees paid for such services.

Services Provided by the Outside Auditors

As described above, the Audit Committee is responsible for the appointment, compensation, oversight, evaluation and termination of our outside auditors. Accordingly, the Audit Committee retained KPMG to serve as our independent registered public accounting firm for fiscal year 2017 on April 12, 2017.

The following table shows the fees for audit and other services provided by KPMG for fiscal years 2017 and 2016.

Fee Category	2017	2016
Audit Fees	$6,400,000	$7,300,000
Audit-Related Fees	300,000	400,000
Tax Fees	1,700,000	200,000
All Other Fees	–	–
Total Fees	$8,400,000	$7,900,000

Audit Fees. This category includes fees for professional services rendered by KPMG for 2017 and 2016 for the audits of our financial statements included in our Annual Report on Form 10-K, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees. The 2016 fees include financial due diligence services provided by KPMG in connection with dispositions during 2016. The 2017 fees include accounting consultation related to new accounting standards.

Tax Fees. This category includes fees billed for professional services rendered by KPMG in connection with tax consultation and tax compliance services in 2017 and 2016, respectively.

All Other Fees. This category represents fees for all other services or products provided that are not covered by the categories above. There were no such fees for 2017 and 2016.

49	©2018 XPO Logistics, Inc.

PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

Proposal 1: Election of Directors

Our Board of Directors has nominated for election at the annual meeting each of the following persons to serve until the 2019 annual meeting of stockholders or until their successors are duly elected and qualified:

Bradley S. Jacobs

Gena L. Ashe

AnnaMaria DeSalva

Michael G. Jesselson

Adrian P. Kingshott

Jason D. Papastavrou

Oren G. Shaffer

Except for Ms. DeSalva, all of the nominees for directors listed above were elected by our stockholders at our 2017 annual meeting of stockholders. Bradley Jacobs, our Chairman and Chief Executive Officer, identified Ms. DeSalva as a director nominee and presented such nomination to the Nominating and Corporate Governance Committee as a highly qualified candidate who brings relevant experience and diverse perspectives to the Board. Information about the nominees is set forth above under the heading “Board of Directors and Corporate Governance—Directors.”

In the event that any of these nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies voting for his or her election will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. As of the date of this proxy statement, we are not aware that any of the nominees is unable or will decline to serve as a director if elected.

Required Vote

The election of the seven (7) director nominees named in this proxy statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock (including those that would be issued if all of our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date). If any incumbent director standing for election receives a greater number of votes “against” his or her election than votes “for” his or her election, our bylaws require that such person must promptly tender his or her resignation to the Board of Directors.

Recommendation

Our Board of Directors recommends a vote “FOR” the election of each of the nominees listed above to our Board of Directors.

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Proposal 2: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2018

The Audit Committee of our Board of Directors has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2018. KPMG has served in this capacity since 2011.

We are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2018. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider whether it is appropriate and advisable to appoint a different independent registered public accounting firm. Even if our stockholders ratify the appointment of KPMG, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time if it determines that such a change would be in the best interests of our company and our stockholders.

Representatives of KPMG are expected to be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Required Vote

Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2018 requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present.

Recommendation

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2018.

51	©2018 XPO Logistics, Inc.

Proposal 3: Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, and Section 14A of the Securities Exchange Act of 1934, require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to approve the following advisory resolution:

“RESOLVED, that the stockholders of XPO Logistics, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders.”

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures included in this proxy statement. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we believe that our compensation programs appropriately reward executive performance and align the interests of our NEOs and key employees with the long-term interests of our stockholders, while also enabling us to attract and retain talented executives.

This resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on our Board of Directors. Although non-binding, our Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

At the 2012 annual meeting of stockholders, our stockholders voted to approve an annual holding of the advisory vote on executive compensation. Pursuant to the SEC rules, public companies are required to hold a “say-on-frequency” vote every six years to give stockholders the opportunity to determine whether a “say-on-pay” vote to approve executive compensation should be held every year, every two years or every three years. The company is holding the “say-on-frequency” vote this year. Accordingly, based on the results of the non-binding, advisory “say-on-frequency” vote, the Board of Directors will determine when we will hold future, non-binding, advisory votes on executive compensation. This frequency will continue until the next required non-binding, advisory vote is held on the frequency of advisory votes on executive compensation.

Required Vote

Approval of this resolution, commonly referred to as a “say-on-pay” resolution, requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” such proposal must exceed the number of shares voted “against” such proposal) by holders of shares of our common stock (including those that would be issued if all our outstanding Series A Preferred Stock had converted into shares of our common stock as of the Record Date) at the annual meeting at which a quorum is present.

Recommendation

Our Board of Directors recommends a vote “FOR” approval of the advisory resolution to approve executive compensation set forth above.

52	©2018 XPO Logistics, Inc.

Proposal 4: Advisory Vote on Frequency of Future Advisory Votes to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act provide that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs as disclosed in accordance with the SEC’s compensation disclosure rules, which we refer to as an advisory vote to approve executive compensation. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Stockholders may, if they wish, abstain from casting a vote on Proposal 4. At the 2012 annual meeting of stockholders, our stockholders voted to approve an annual holding of the advisory vote on executive compensation. Pursuant to the SEC rules, public companies are required to hold a “say-on-frequency” vote every six years to give stockholders the opportunity to determine whether a “say-on-pay” vote to approve executive compensation should be held every year, every two years, or every three years. The company is holding the ‘”say-on-frequency” vote this year; therefore, the next “say-on-frequency” vote will take place at the 2024 annual meeting.

After careful consideration, our Board has determined that holding an advisory vote to approve executive compensation every year is the most appropriate policy for our company at this time, and recommends that stockholders vote that future advisory votes to approve executive compensation should occur every year. While our company’s executive compensation programs are designed to promote a long-term connection between pay and performance, our Board recognizes that executive compensation disclosures are made annually and that holding an annual advisory vote to approve executive compensation will provide us with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the advisory vote to approve executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

Required Vote

Pursuant to this advisory vote on the frequency of future advisory votes to approve executive compensation, stockholders will be able to specify one of four choices for this proposal on the proxy card or voting instruction: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the recommendation of our Board. The voting frequency option that receives the highest number of votes cast by stockholders at the annual meeting or any adjournment or postponement of the annual meeting will be the frequency for the advisory vote to approve executive compensation that has been selected by stockholders. However, the vote is not binding on our Board and the Compensation Committee. Although non-binding, our Board and the Compensation Committee will carefully review the voting results. Notwithstanding our Board’s recommendation and the outcome of the stockholder vote, our Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Recommendation

Our Board unanimously recommends a vote for the option of every “ONE YEAR” as the preferred frequency for future advisory votes to approve executive compensation.

53	©2018 XPO Logistics, Inc.

Proposal 5: Stockholder Proposal Regarding an Annual Sustainability Report

We have been notified that a stockholder proponent expects to introduce and support the following proposal at the annual meeting. This stockholder proponent has provided certification indicating that, as of December 11, 2017, it was the beneficial owner of 160 shares of the company’s common stock, or approximately 0.0001%, and that it intends to maintain such ownership through the date of the annual meeting. Information regarding the stockholder proponent’s identity will be made available to requesting stockholders following oral or written request.

Proposal

RESOLVED: Shareholders request XPO Logistics, Inc. (“XPO”), issue an annual sustainability report describing the Company’s responses to Environmental, Social and Governance (“ESG”) related issues affecting the Company. The report should be prepared at reasonable cost, omitting proprietary information, and be available to shareholders by December 2018.

It should address relevant policies, practices, and metrics on topic, such as human capital management and greenhouse gas emissions, and provide objective quantitative indicators and goals relating to each issue, where feasible.

We recommend using the Global Reporting Initiative’s Sustainability Reporting Guidelines to prepare the report. The Guidelines cover environmental impacts, human rights and labor practices and provide a flexible reporting system that allows omission of content irrelevant to company operations.

SUPPORTING STATEMENT: A global, third-party logistics company providing transportation and logistics services, XPO’s ESG exposure involves a complex set of processes and relationships, including:

•	Meeting the ESG expectations of its clients, which market major consumer brands; many of whom are increasingly concerned with the social and environmental performance of their supply chains.

•	Monitoring the ESG performance of its supply chain partners, which provide many of the trucking and freight services XPO offers, including approximately 11,000 trucks contracted via independent owner operators and more than 1 million brokered trucks.

•	Managing the ESG performance of its own operations, which include, as of November 2017; 16,000 tractors, 39,000 trailers, 91,000 employees, and 767 contract logistics facilities, and operations in 32 countries.

In its Sustainability Yearbook 2017, RobecoSAM highlights climate change, human capital and occupational health and safety as among the sustainability issues facing transportation companies.

According to the 2016 Third-Party Logistics Study by C. John Langley, Jr., Ph.D., and Capgemini Consulting, the sector faces unprecedented labor shortages, bringing challenges and opportunities to human capital management. How companies handle human capital management issues, including media and regulatory attention on the classification of independent owner-operators, will help determine competitiveness in the industry, as the Sustainable Accounting Standards Board concluded in its 2014 Air Freight & Logistics Industry Brief. (http://www.sasb.org/wp-content/uploads/2014/09/TR0202_ AirFreightLogistics_Industry_Brief.pdf).

XPO’s human capital management practices in the port drayage industry are of particular importance to shareholders following a year-long investigation by USA Today into the treatment of independent contractors – including those contracted by XPO – in the ports of Los Angeles and Long Beach. The report, which prompted four U.S. Senators to write to leading U.S. retailers about their knowledge of labor violations in the port trucking industry, called conditions in the sector “modern day indentured serv[itude].” (See https://www.usatoday.com/pages/interactives/news/rigged-forced-into-debt-work-past-exhaustion-left-with-nothing/.)

XPO’s sustainability practices are particularly important to shareholders in light of its rapid expansion. From FY-end 2013 to FY-end 2016, XPO spent over $6.5 billion on acquisitions and witnessed a twenty-fold increase in revenue.

Although XPO’s website provides some information related to ESG, reporting falls short of a comprehensive sustainability report. Competitors, such as Deutsche Post/DHL and UPS, provide disclosure of strategies, goals and performance around human capital and climate change initiatives.

54	©2018 XPO Logistics, Inc.

Statement in Opposition by our Board of Directors

XPO is committed to operating in a sustainable way with regard to the environment, human capital management and governance. This stockholder proposal is virtually identical to the one proffered last year by the same proponent. At that time, our response was that the preparation of a comprehensive sustainability report was unnecessary in light of the Company’s demonstrable track record on Environmental, Social and Governance (“ESG”) matters.

As we stated last year, we recognize the value in providing public disclosure regarding the Company’s sustainability focus. We also recognize the importance of meaningful benchmarks and goals that reflect actual ESG-related achievements resulting from our business practices. We further stated last year that creating a sustainability report at that time would be a “premature, expensive and time-consuming exercise…especially in light of our continued focus on these topics and the information already available….” We did, however, create a special section on our corporate website dedicated to sustainability matters, the intention of which is to provide transparency about our efforts to continually improve the Company’s practices related to ESG matters.

Because of the Company’s multi-year effort to enhance its reporting on ESG matters, we believe now that the Company is ready to begin the process required to create a comprehensive sustainability report (“ESG Report”). However, we recommend that stockholders vote “AGAINST” this proposal. If affirmed, it would: 1) prevent the Company from completing due diligence to determine the most appropriate reporting framework; 2) require the Company to rush the reporting timeline; 3) place unnecessary financial and operational burdens on the Company; and 4) compromise the thoroughness of the end result.

•	The proposal, if affirmed, would require the company to create its ESG Report using the reporting framework mandated within the Global Reporting Initiative’s (“GRI”) Sustainability Reporting Guidelines. We agree with the proponent’s assertion that the GRI Guidelines take a comprehensive approach to evaluating “environmental impacts, human rights and labor practices.” However, we are not able to conclude, as the proponent has, that GRI provides a “flexible reporting system that allows omission of content irrelevant to company operations,” since the Company is still evaluating the merits of several reporting frameworks, including those issued by the Sustainability Accounting Standards Board. After a thorough evaluation by XPO management, the Company may ultimately determine that GRI indeed provides the best reporting framework; however, XPO must be able to complete a proper evaluation of the reporting frameworks available to it across all credible providers. We therefore recommend a vote “AGAINST” this stockholder proposal so that XPO is able to determine the most appropriate framework for its ESG Report.

•	The proposal would require that XPO’s ESG Report be published and available to stockholders by December 2018. This deadline represents an unreasonable burden and, we believe, is not possible to meet without significant expense. Following last year’s annual meeting, XPO management initiated internal planning processes and external discussions with organizations that provide evaluation services designed for ESG reporting. In addition, XPO management met with several stockholders to discuss their interest in receiving additional ESG reporting and the manner and form in which they would most like to see this information. At present, XPO management is finalizing its internal decision-making to ultimately select the most appropriate manner and form in which to commence its ESG reporting on a global basis. Any diligent work plan following from a final decision will take many months, if not over a year, to implement. A December 2018 deadline would prove onerous on the Company; would result in added and unnecessary costs to stockholders; and would cause the end-product ESG report to be of significantly lower quality. We therefore recommend a vote “AGAINST” this stockholder proposal so that XPO is able to determine a reasonable timeline for publishing its ESG Report.

Recommendation

Our Board of Directors recommends a vote “AGAINST” this stockholder proposal.

55	©2018 XPO Logistics, Inc.

Proposal 6: Stockholder Proposal Regarding the Company’s Executive Compensation Clawback Policy

We have been notified that the Service Employees International Union Pension Plans Master Trust, 1800 Massachusetts Ave.,

NW Washington DC 20036 expects to introduce and support the following proposal at the Annual Meeting. This stockholder proponent has provided certification indicating that, as of December 15, 2017, it was the beneficial owner of 3,765 shares of the company’s common stock, or approximately $301,576.50, and that it intends to hold at least 160 shares of the company’s common stock through the date of the annual meeting.

Proposal

RESOLVED: Shareholders of XPO Logistics, Inc. (the “Company”) urge the Board of Directors’ Compensation Committee to amend the company’s clawback policy, as applied to senior executives, to add that the Committee will review and determine whether to seek recoupment of incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, certain conduct resulted in a violation of law or Company policy and caused financial or reputation harm to the Company, and if a senior executive either engaged in the conduct or failed in his or her responsibility to manage or monitor the conduct or risks, with the Company to disclose to shareholders the circumstances of any recoupment or decision not to pursue recoupment in these situations.

“Recoupment” includes both recovery of compensation already paid and forfeiture, recapture, reduction or cancellation of amounts awarded or granted over which the Company retains control. This policy should operate prospectively and be implemented so as not to violate any contract, compensation plan, law or regulation.

SUPPORTING STATEMENT: As long-term shareholders, we believe that compensation policies should promote sustainable value creation. We agree with former GE general counsel Ben Heineman Jr. that recoupment policies are “a powerful mechanism for holding senior leadership accountable to the fundamental mission of the corporation: proper risk taking balanced with proper risk management and the robust fusion of high performance with high integrity.” (http//:blogs.law. harvard.edu/corpgov/2010/08/13/making-sense-out-of-clawbacks/)

The Company’s current clawback policy allows recoupment of certain incentive pay from a corporate officer if he or she engaged in fraud or other willful misconduct that contributes materially to any significant financial restatements or material loss to the Company or any of its affiliates.

In our view, a recoupment policy that is limited to accounting and financial reporting noncompliance or an undefined “material loss” is too narrow.

We view recoupment as an important remedy for other kinds of conduct that may not lead to a restatement, but may nonetheless harm the Company’s reputation and prospects, as well as its shareholders. We also believe a clawback policy should apply without regard to “materiality,” an element of the current policy.

The reason for a strong policy is illustrated by the political and reputational risks XPO incurred when it found itself in a political and media firestorm based on allegations of sweatshop-like conditions at a warehouse that XPO operated in the United Kingdom for ASOS, a fashion retailer. (See http://www.bbc.com/news/business-37483334). XPO’s human capital management practices in the port drayage industry have also come into sharp relief for investors following a year-long investigation by USA Today into the treatment of independent contractors – including those contracted by XPO – in the ports of Los Angeles and Long Beach. (https://www.usatoday.com/pages/interactives/news/rigged-forced-into-debt-worked-part-exhaustion-left-with-nothing/). The report, which prompted four U.S. Senators to write to leading U.S. retailers about their knowledge of labor violations in the port trucking industry, called conditions in the sector “modern day indentured serv[itude].”

Statement in Opposition by Our Board of Directors

XPO’s Board of Directors regularly evaluates the Company’s compensation policies and programs, including its clawback policies, to align the short- and long-term interests of our stockholders and to respond to changing market practices and legal and regulatory requirements. We believe our current compensation structure strikes an appropriate balance in motivating senior executives to deliver long-term results for our stockholders, while simultaneously holding our senior leadership team accountable and discouraging unreasonable risk-taking. Accordingly, XPO’s Board of Directors recommends that stockholders vote AGAINST this stockholder proposal for the reasons outlined below.

Our clawback policies are already sufficiently robust and promote long-term, sustainable value creation for our stockholders. XPO’s “clawback” policies go beyond only reaching situations where our financials are restated. We have a policy in place that, as a general matter, allows all cash and stock-based awards granted under our 2016 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) to be subject to recoupment both with respect to covered financial restatement situations (e.g., “if the Company’s financial statements are required to be restated due to noncompliance with any financial reporting requirement under the Federal securities laws”) as well as other situations as “otherwise determined” by the Compensation Committee of XPO’s Board of Directors (the “Compensation Committee”). To provide more specificity around potential triggers for pursuing recoupment, currently, all equity incentive compensation awards granted under the Omnibus Plan to our Named Executive Officers (“NEOs”) and other policy-making executive officers contain provisions specifically designed to require recoupment in the event that the NEO or other officer has engaged in “fraud or other willful misconduct that contributes

56	©2018 XPO Logistics, Inc.

materially to any significant financial restatements or material loss to the company or any of its affiliates.” These awards also require recoupment in the event the officer’s employment is terminated with cause or if the officer breaches his or her noncompetition or other restrictive covenants during the periods in which such covenants apply. Where fraud or willful misconduct is present, reputational harm to the Company would potentially be a basis for recoupment too if such actions contributed to loss experienced by the Company and the materiality standards are met. As noted above, a restatement of our financial statements is not required in all cases in order for clawbacks to be initiated.

Additionally, in order to further align the interests of our senior executives with those of our stockholders, the Compensation Committee made a significant portion of certain executives’ 2016 cash incentive awards subject to repayment if the executive’s employment with us terminates for any reason within two years immediately following the payment.

XPO’s Board of Directors believes that the combination of all of the foregoing recoupment provisions imposes the appropriate level of cautionary scrutiny, while still maintaining a competitive compensation structure that allows the Company to recruit, incentivize and retain our top talent and encourages our executives to take reasonable risks that maximize stockholder value.

The proposed clawback policy is overly prescriptive and would inhibit our ability to attract and retain talented executive officers. We believe that the absence of any “materiality” threshold analysis would require our Compensation Committee to apply an undefined, ambiguous and arbitrary clawback policy every time a senior executive is alleged to have possibly violated a Company policy, however minor, or possibly failing to monitor a risk, regardless of the materiality of the financial harm. Such terms and conditions also would place us at a competitive disadvantage in comparison to our peer companies, whose publicly disclosed policies do not subject executives or their compensation to such expansive recoupment and disclosure policies. We believe the adoption of the proposed clawback policy would therefore inhibit our ability to attract and retain talented executive officers, which would be directly detrimental to our long-term business objectives and therefore, ultimately, our stockholders.

The proposed disclosure policy extends beyond what is required under existing and pending legal requirements, is vague in application and could have the result of causing the Company to violate applicable laws. The proposal requires the Company to “disclose to shareholders the circumstances of any recoupment or decision not to pursue recoupment.” We believe this proposal would have the practical effect of requiring the Company to make public any deliberations by the Company, and information used in such deliberations, regarding any decision relating to a potential clawback situation. Such a broad disclosure requirement could result in the violation of privacy or other laws or otherwise require disclosure of confidential information. The proposal also fails to provide any clear guidelines as to proposed timing, detail or method of disclosure.

The SEC has set forth clear guidelines regarding required disclosure in our annual proxy statement as to when, and how much, compensation has been recouped from a listed company’s CEO, CFO or other NEO. When the Company has a legal obligation to disclose any such information, the Company will use its best efforts to meet such obligations. Moreover, when necessary to understanding our compensation policies and compensation decisions regarding our NEOs, we must further disclose in our annual proxy statement the reasons for recoupment and how we determined the amount to be recovered.

Our Board of Directors takes decisions regarding public disclosure very seriously, including taking into account applicable legal requirements and its duties relating to the accuracy of disclosure and protection of confidential information, and so believes this disclosure proposal would cause harm to the Company and its shareholders due to its overly broad and vague nature.

Recommendation

Our Board of Directors recommends a vote “AGAINST” this stockholder proposal.

57	©2018 XPO Logistics, Inc.

Other Matters

We do not expect that any matter other than the foregoing proposals will be brought before the 2018 annual meeting. If, however, such a matter is properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons appointed as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment.

Availability of Annual Report and Proxy Statement

If you would like to receive a copy of our 2017 Annual Report or this proxy statement, please contact us at: Investor Relations, XPO Logistics, Inc., Five American Lane, Greenwich, Connecticut 06831 or by telephone at (855) 976-6951, and we will send a copy to you without charge.

A Note about Our Website

Although we include references to our website (www.xpo.com) throughout this proxy statement, information that is included on our website is not incorporated by reference into, and is not a part of, this proxy statement. Our website address is included as an inactive textual reference only.

We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures typically will be included within the Investor Relations section of our website. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

58	©2018 XPO Logistics, Inc.

ANNEX A-RECONCILIATION OF NON-GAAP MEASURES

Consolidated Net Income to Adjusted EBITDA ex. Truckload	Twelve Months Ended December 31,
(in millions)
	2017	2016

Net income attributable to common shareholders	$312.4	$63.1

Distributed and undistributed net income	27.8	5.9

Noncontrolling interests	20.0	15.5

Net income	360.2	84.5

Loss on conversion of convertible senior notes	0.5	0.2
Loss on debt extinguishment	36.0	69.7

Other interest expense	283.8	360.9
Income tax (benefit) provision	(99.5)	22.3

Depreciation & amortization expense	658.4	643.4
Unrealized loss (gain) on foreign currency option and forward contracts	49.4	(36.0)

EBITDA	$1,288.8	$1,145.0

Transaction & integration costs	59.9	73.1

Rebranding costs	18.4	30.1

Adjusted EBITDA	$1,367.1	$1,248.2

Adjusted EBITDA divested NA Truckload business	–	80.1

Adjusted EBITDA ex. Truckload	$1,367.1	$1,168.1

Note: Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

Consolidated GAAP Net Income and Net Income Per Share to

Adjusted Net Income and Adjusted Net Income Per Share

(in millions, except per share data)	Twelve Months Ended December 31,
	2017	2016

GAAP net income attributable to common shareholders	$312.4	$63.1

Loss on conversion of convertible senior notes	0.5	0.2

Loss on debt extinguishment	36.0	69.7

Unrealized loss (gain) on foreign currency option and forward contracts	49.4	(36.0)

Depreciation & amortization from updated purchase price allocation of acquired assets	-	(5.8)

Transaction & integration costs	59.9	73.1

Rebranding costs	18.4	30.1

Income tax associated with the adjustments above	(55.1)	(49.8)

Impact of tax reform act	(173.1)	-

Other tax-related adjustments	(2.3)	(15.7)

Impact of noncontrolling interests on above adjustments	(3.3)	(2.0)

Allocation of undistributed earnings	5.7	(5.4)

Adjusted net income attributable to common shareholders	$248.5	$121.5

Adjusted basic earnings per share	$2.16	$1.10

Adjusted diluted earnings per share	$1.95	$1.00

Weighted-average common shares outstanding

Basic weighted-average common shares outstanding	114.9	110.2
Diluted weighted-average common shares outstanding	127.8	122.8

59	©2018 XPO Logistics, Inc.

ANNEX A-RECONCILIATION OF NON-GAAP MEASURES

Continued from page 59

Consolidated Cash Flows Provided by Operating Activities to Free Cash Flow
(in millions)	Twelve Months Ended December 31,

	2017	2016

Cash flows provided by operating activities	$798.6	$625.4

Payment for purchases of property and equipment	(503.8)	(483.4)

Proceeds from sales of assets	79.1	68.9

Free Cash Flow	$373.9	$210.9

Consolidated Revenue to Total Organic Revenue
(in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,

	2017	2016	2017	2016

Revenue	$4,193.9	$3,676.6	$15,380.8	$14,619.4

North American Truckload	–	(37.9)	–	(431.9)

Fuel	(414.0)	(321.3)	(1,441.0)	(1,197.8)

Foreign Exchange Rates	(117.3)	–	(10.0)	–

Total Organic Revenue	$3,662.5	$3,317.4	$13,929.8	$12,989.7

Organic Revenue Growth	10.4%		7.2%

Transportation Operating Income to Adjusted EBITDA

(in millions)

	Twelve Months Ended December 31,

	2017	2016

Operating income	$538.8	$438.0

Total depreciation & amortization	439.4	449.1

EBITDA	$978.2	887.1

Transaction & integration costs	33.0	23.1

Rebranding costs	17.2	26.9

Adjusted EBITDA	$1,028.4	$937.1

Consolidated Net Debt to Adjusted EBITDA Ratio

(in millions)

December 31, 2017

Total debt	$4,521.2

Less: Cash and cash equivalents	(396.9)

Less: Potential proceeds from forward sale agreements	(350.0)

Net Debt	$3,774.3

Adjusted EBITDA	$1,367.1

Net Debt to Adjusted EBITDA ratio	2.76

60	©2018 XPO Logistics, Inc.

Non-GAAP Financial Measures

This document contains certain non-GAAP financial measures as defined under the rules of the SEC, including adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) for the twelve-month periods ended December 31, 2017 and 2016 on a consolidated basis and for our transportation segment free cash flow for the twelve-month periods ended December 31, 2017 and 2016; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”) for the twelve-month periods ended December 31, 2017 and 2016; total organic revenue for the three and twelve-month periods ended December 31, 2017 and 2016; and net debt as of December 31, 2017.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. In particular, adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for acquisition costs and related integration, transformation and rebranding initiatives as well as other adjustments that management has determined are not reflective of its business segments’ core operating activities. Transaction and integration adjustments are generally incremental costs that result from an acquisition and include transaction costs, restructuring costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments relate primarily to the rebranding of the XPO Logistics name on our truck fleet and buildings. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of normalized operating activities.

We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that total organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations, acquisitions and divestitures, and fuel surcharges. Specifically, our total organic revenue reflects adjustments to (i) exclude revenue from our North American truckload unit, which was sold in October 2016, (ii) exclude the estimated revenue attributable to fuel, and (iii) apply a constant foreign exchange rate to both periods (based on average rates during the monthly periods). We believe that net debt is an important measure because it account for the impact of cash and cash equivalents as well as the potential proceeds from our forward sale agreements.

Other companies may calculate adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Free cash flow, adjusted EBITDA, adjusted net income attributable to common shareholders, adjusted EPS, total organic revenue and net debt are not measures of financial performance or liquidity under United States generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to revenue, net income, cash flows provided (used) by operating activities, total debt and other measures determined in accordance with GAAP. Items excluded from adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, adjusted EBITDA should only be used as a supplemental measure of our operating performance.

As required by SEC rules, we provide reconciliations of these historical measures to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this document. With respect to our 2018 financial targets of adjusted EBITDA, our 2017-2018 cumulative target for free cash flow and our expected organic revenue growth each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

61	©2018 XPO Logistics, Inc.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on May 17, 2018.
Vote by Internet
• Go to www.envisionreports.com/XPO
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

The Board recommends a vote FOR all nominees listed below.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Bradley S. Jacobs	☐	☐	☐	02 - Gena L. Ashe	☐	☐	☐	03 - AnnaMaria DeSalva	☐	☐	☐
04 - Michael G. Jesselson	☐	☐	☐	05 - Adrian P. Kingshott	☐	☐	☐	06 - Jason D. Papastavrou	☐	☐	☐
07 - Oren G. Shaffer	☐	☐	☐

The Board recommends a vote FOR proposals 2 and 3, and 1 YEAR for proposal 4.

	For	Against	Abstain			For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2. Ratification of independent auditors.	☐	☐	☐	3.	Advisory vote to approve executive compensation.	☐	☐	☐	4.	Frequency of advisory vote on executive compensation.	☐	☐	☐	☐

The Board recommends a vote AGAINST proposals 5 and 6.

	For	Against	Abstain		For	Against	Abstain
5. Stockholder proposal regarding sustainability reporting.	☐	☐	☐	6. Stockholder proposal regarding compensation clawback policy.	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date and sign exactly as your name(s) appear(s) hereon. When signing as Executor, Administrator, Trustee, Guardian or Attorney, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership, please sign in partnership name by authorized person. Joint owners should each sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the Meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 17, 2018

This Proxy Statement and our Annual Report on Form 10-K for the Year Ended

December 31, 2017 are available at www.edocumentview.com/XPO.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — XPO LOGISTICS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF XPO LOGISTICS, INC.

The undersigned hereby acknowledges receipt of the XPO Logistics, Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Bradley S. Jacobs and Karlis P. Kirsis, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of XPO Logistics, Inc. on Thursday, May 17, 2018, and any adjournment or postponement thereof, and to vote on the matters indicated all the shares of Common Stock, par value $0.001 per share, or Series A Convertible Perpetual Preferred Stock, par value $0.001 per share, that the undersigned would be entitled to vote if personally present.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+